UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BRIGHT HORIZONS FAMILY SOLUTIONS INC.

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200 Talcott Avenue South

Watertown, Massachusetts 02472

April 26, 2018

Dear Shareholder:

We cordially invite you to attend our 2018 Annual Meeting of Shareholders on Tuesday, June 12, 2018, at 8:00 a.m. (Eastern Time), to be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Pursuant to the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we are posting our proxy materials on the Internet and delivering a Notice of the Internet Availability of the Proxy Materials (the “Notice”). This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about April 26, 2018, we will begin mailing to our shareholders the Notice containing instructions on how to access the Proxy Statement for our 2018 Annual Meeting of Shareholders and the 2017 Annual Report on Form 10-K and how to request a paper copy of the proxy materials by mail. The Notice also provides instructions on how to vote online or by telephone. If you prefer, you can vote by mail by requesting a proxy card and following the instructions.

The Notice and the Proxy Statement accompanying this letter describes the business we will consider at the 2018 Annual Meeting of Shareholders. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the 2018 Annual Meeting of Shareholders, we encourage you to consider the matters presented in the Proxy Statement and vote as soon as possible.

We hope that you will be able to join us on June 12th.

Sincerely,

Stephen H. Kramer

Chief Executive Officer and President

Bright Horizons Family Solutions Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 12, 2018

The 2018 Annual Meeting of Shareholders (“Annual Meeting”) of Bright Horizons Family Solutions Inc. (the “Company”) will be held at our offices at 200 Talcott Avenue South, Watertown, Massachusetts 02472 on Tuesday, June 12, 2018, at 8:00 a.m. (Eastern Time) for the following purposes as further described in the Proxy Statement accompanying this notice:

•	To elect the five Class II director nominees specifically named in the Proxy Statement for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.

•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.

•	To consider any other business properly brought before the meeting.

Shareholders of record at the close of business on April 18, 2018 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on April 18, 2018, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket to attend the Annual Meeting. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of April 18, 2018. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors,

Stephen Dreier
Secretary

Watertown, Massachusetts

April 26, 2018

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on June 12, 2018: The Proxy Statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com. The Proxy Statement and 2017 Annual Report on Form 10-K are also available on the Investor Relations section of our website at www.brighthorizons.com by clicking on “Annual Meeting Materials.”

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS

June 12, 2018

8:00 a.m. (Eastern Time)

Information about the Annual Meeting

The Board of Directors (the “Board”) of Bright Horizons Family Solutions Inc. (the “Company” or “Bright Horizons”) is soliciting your proxy for the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) and at any meeting following adjournment thereof.

This Proxy Statement, the Notice of Internet Availability of Proxy Materials (the “Notice”), the proxy card and the Annual Report on Form 10-K for our fiscal year ended December 31, 2017 (fiscal 2017) are being first mailed to shareholders on or about the date of the notice of meeting. Our address is 200 Talcott Avenue South, Watertown, Massachusetts 02472.

Proxies and Voting Procedures

Your vote is important. You may vote on the Internet, by using a toll-free telephone number, or by completing a proxy card or voting instruction form and mailing it in the envelope provided. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. If your shares are held through a broker, bank, trust or other holder of record, you may vote by Internet or telephone if your bank or broker makes those methods available, in which case the banks or brokers will enclose the instructions with this Proxy Statement. Alternatively, you may vote by signing and returning the enclosed proxy card. The Internet and telephone voting for shareholders of record will close at 11:59 p.m. Eastern Time on Monday, June 11, 2018. If your shares are held through a broker, bank, trust or other holder of record and Internet or telephone voting are made available to you, these may close sooner than voting for shareholders of record. If you are a participant in the Bright Horizons 401(k) Plan, your vote will serve as the voting instruction to the trustee of the plan for all shares you own through the plan. Shares of our common stock held in our 401(k) Plan must be voted on or before 11:59 p.m. Eastern Time on Thursday, June 7, 2018. The trustee of our 401(k) Plan will vote shares for which timely instructions are not received in the same proportion as shares for which voting instructions were received under the plan.

The method by which you vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, delivering a written revocation to the Corporate Secretary of Bright Horizons or by voting by ballot at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your instructions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted “FOR” the proposals as the Board recommends.

To attend the Annual Meeting, you must demonstrate that you were a Bright Horizons shareholder as of the close of business on April 18, 2018, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice, the Notice will serve as an admission ticket to attend the Annual Meeting. If you received a paper copy of the proxy materials, the proxy card includes an admission ticket to attend the Annual Meeting. You may alternatively present a brokerage statement showing proof of your ownership of Bright Horizons stock as of April 18, 2018. All shareholders must also present a valid form of government-issued picture identification in order to attend.

Shareholders Entitled to Vote

Shareholders of record at the close of business on April 18, 2018 are entitled to vote at the meeting. As of April 18, 2018, there were 57,901,344 shares of common stock outstanding and each share is entitled to one vote. Common stock is the only class of securities eligible to vote at the Annual Meeting. There are no cumulative voting rights.

Quorum and Voting Requirements

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when the beneficial owner of shares held by a broker does not give the broker voting instructions on a non-routine matter. Proposals 1 and 2 are non-routine matters and brokers are not permitted to vote your shares without instruction. Brokers are permitted to vote your shares without voting instructions on Proposal 3 (Ratification of Appointment of Independent Registered Public Accounting Firm).

Required Vote – Election of Directors

To elect directors under Proposal 1, our Amended and Restated By-laws (the “By-laws”) require that a director nominee be elected by a majority of votes cast in all elections other than a contested election of directors (as defined in our By-laws). This means a nominee will be elected to the Board if the votes cast “for” exceed the votes cast “against” such nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.

Required Vote – Advisory Vote on Executive Compensation

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for approval with respect to the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

Required Vote – Ratification of Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent auditors. Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote. Because the New York Stock Exchange (“NYSE”) considers the ratification of the independent auditors to be routine, a broker holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner.

Electronic Delivery of Future Proxy Materials and Annual Reports

We are pleased to offer our shareholders the opportunity to receive shareholder communications electronically. By opting for electronic delivery of documents, you will receive shareholder communications, such as this Proxy Statement and the 2017 Annual Report on Form 10-K, as soon as they become available and you will be able to review those materials and submit your vote via the Internet. Choosing electronic delivery reduces the number of documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

If you are a shareholder of record, to sign up for electronic delivery of future mailings, visit www.proxyvote.com and follow the instructions. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website.

If you hold our common stock through a broker, bank, trust or other holder of record, please refer to the information provided by your broker, bank, trust or other holder of record regarding the availability of electronic delivery. If you hold our common stock through a broker, bank, trust or other holder of record and you have elected electronic access, you will receive information from your broker, bank, trust or other holder of record containing the Internet address for use in accessing this Proxy Statement and the 2017 Annual Report on Form 10-K.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on June 12, 2018

This Proxy Statement and the 2017 Annual Report on Form 10-K are available at www.proxyvote.com. This Proxy Statement and the 2017 Annual Report on Form 10-K are also available on the Investor Relations section of our website at www.brighthorizons.com by clicking on “Annual Meeting Materials.”

PROPOSAL 1

ELECTION OF DIRECTORS

Bright Horizons has a classified Board currently consisting of five directors with terms expiring in 2018 (Class II), four directors with terms expiring in 2019 (Class III), and four directors with terms expiring in 2020 (Class I). At each annual meeting of shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. This year, five Class II director nominees will stand for election to a three-year term expiring at the 2021 annual meeting. The persons named as proxies will vote to elect Julie Atkinson, E. Townes Duncan, Jordan Hitch, Linda Mason and Mary Ann Tocio as directors unless your proxy is marked otherwise. Each of the above nominees has indicated his or her willingness to serve, if elected, and as of the date of this Proxy Statement, the Board is not aware that any nominee is unable or will decline to serve as a director. In the event any nominee is unable to serve as a director at the time of the Annual Meeting, the shares of common stock represented by proxies may be voted for a substitute nominee, if any, who may be designated by the Board to fill the vacancy.

We seek nominees with established strong professional reputations, business acumen and experience in multi-site operations and/or contracted business services in the employee benefits arena. We also seek nominees with experience in substantive areas that are important to our business such as international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; marketing strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and areas relevant to our business. Many of our nominees have experience serving on boards of directors and board committees of other organizations and possess an understanding of public company corporate governance practices and trends.

All of our nominees, with the exception of Ms. Atkinson, have served previous terms on the Board, which has provided them with significant exposure to both our business and the industry in which we compete. In December 2017, we welcomed Ms. Atkinson to the Board after an extensive search led by Spencer Stuart, an executive search and leadership consulting firm. Ms. Atkinson’s background includes significant experience in digital strategy, marketing, e-commerce and operations. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes and qualifications for each director in the individual biographies below.

Majority Voting

In 2017, the Board adopted a majority voting requirement for the election of directors at uncontested meetings of shareholders to increase our Board’s accountability to our shareholders. Under the Company’s majority voting standard, a nominee for director in an uncontested election will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election (disregarding abstentions and broker non-votes). Directors will continue to be elected by plurality vote in a contested election of directors (as defined in our By-laws). Our By-laws provide that a proposed nominee must deliver an irrevocable letter of resignation as a director, effective upon such person’s failure to receive the required vote for reelection at the next meeting of shareholders at which such person faces reelection and, to the extent that an irrevocable resignation has not been previously received by the Board from an incumbent director, in an election that is not a contested election, if any incumbent director nominated for reelection fails to receive a majority of the votes cast in an election, such director will promptly tender his or her resignation to the Board. An irrevocable resignation shall become effective on (1) that person not receiving a majority of the votes cast in an election that is not a contested election of directors, and (2) acceptance of that resignation by the Board in accordance with Section 2.2 of our By-laws. The Nominating and Corporate Governance Committee shall make a recommendation to the Board as to whether to accept or reject an incumbent director’s resignation, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation and the rationale behind the decision within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant. If the Board does not accept the resignation, the incumbent director will continue to serve until the next annual meeting and until his or her successor is duly elected, or earlier resignation or removal.

Nominees for Election for Terms Expiring in 2021 (Class II Directors)

The individuals listed below, Julie Atkinson, E. Townes Duncan, Jordan Hitch, Linda Mason and Mary Ann Tocio, have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2021 annual meeting of shareholders and until their successors are duly elected and qualified. All of these directors, with the exception of Ms. Atkinson who joined the Board in December 2017, were previously elected to the Board by shareholders.

Julie Atkinson, 44 Director since 2017	Ms. Atkinson served as Senior Vice President, Global Digital at Tory Burch from February 2017 to February 2018. Prior to joining Tory Burch, Ms. Atkinson served in various leadership roles at Starwood Hotels & Resorts Worldwide, Inc., most recently as Senior Vice President, Global Digital from November 2014 to January 2017 and as Vice President of Global Online Distribution from September 2012 until November 2014. Prior to joining Starwood Hotels & Resorts, Ms. Atkinson held multiple roles at Travelocity including marketing, operations and revenue. Ms. Atkinson’s valuable experience and background in marketing, digital growth strategy, operations and e-commerce make her a key addition to the Board.

E. Townes Duncan, 64 Director since 2014	Mr. Duncan is a private investor. From 1997 until November 2016, he served as Managing Partner of Solidus Company LP, a private investment firm. From 1993 to 1997, Mr. Duncan was the Chairman of the board of directors and Chief Executive Officer of Comptronix Corporation, a provider of electronics contract manufacturing services. Mr. Duncan also served as a Vice President and Principal of Massey Burch Investment Group, Inc., a venture capital firm and the predecessor of Massey Burch Capital Corp., from 1985 to 1993. In addition, Mr. Duncan is a director of numerous private companies, including as Executive Chairman of BreathAmerica and Executive Chairman of Endeavor Business Media, and previously served on the board of directors of several private and public companies, including J. Alexander’s Corporation. Mr. Duncan was also a member of our Board from 1998 until May 2008. Mr. Duncan’s many years of experience both as a senior executive of an investment firm and as a director of companies in various business sectors, including the Company’s, make him highly qualified to serve on the Board.

Jordan Hitch, 51 Director since 2008	Mr. Hitch is currently an active private investor in a wide range of early stage growth companies and renewable infrastructure projects. Mr. Hitch was formerly a Managing Director at Bain Capital Partners, LP (“Bain Capital”) and left the firm after 18 years in 2015. Mr. Hitch served as a Senior Advisor to Bain Capital following his departure from the firm through the end of 2017. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch also serves on the board of directors of Burlington Stores, Inc. Mr. Hitch’s significant experience in, and knowledge of, corporate finance, strategic development and capital markets through his professional experiences strengthen the collective qualifications, skills and experience of the Board.

Linda Mason, 63 Director since 1986	Ms. Mason has served as Leader in Residence at the Harvard Kennedy School since September 2014. She co-founded Bright Horizons in 1986, and served as director and its President from 1986 to 1998. She served as Chair of the Board from 1998 until January 2018. Prior to co-founding Bright Horizons, Ms. Mason was a co-director of the Save the Children relief and development effort in the Sudan and worked as a program officer with CARE in Thailand. In addition to her duties as Chair of the Board, from 1998 through 2013, Ms. Mason served as a part-time employee of the Company, with responsibilities that included participation in Company trainings, conferences, culture-building and representing the Company from time to time on industry matters and in public policy discussions. Ms. Mason is the wife of Roger H. Brown, who is also a director of the Company. From 1993 to 2007, Ms. Mason served as director of Whole Foods Market. Ms. Mason currently serves on the boards of Horizons for Homeless Children, the Advisory Board of the Yale University School of Management, The Boston Foundation, Mercy Corps and the Packard Foundation. Ms. Mason’s extensive leadership experience with the Company and her long career in child advocacy work brings a valuable perspective to the Board.

Mary Ann Tocio, 69 Director since 2001	Ms. Tocio served as Chief Operating Officer of the Company from 1998 and President from June 2000 until her retirement in June 2015. Ms. Tocio joined Bright Horizons in 1992 as Vice President and General Manager of Child Care Operations, and served as Chief Operating Officer from November 1993 until the merger with CorporateFamily Solutions, Inc. in July 1998. Ms. Tocio has more than thirty years of experience managing multi-site service organizations, more than twenty years of which were with the Company. She was previously the Senior Vice President of Operations for Health Stop Medical Management, Inc. Ms. Tocio currently serves as a member of the board of directors of Burlington Stores, Inc. and Civitas Solutions (The MENTOR Network). Ms. Tocio previously served as a member of the board of directors of Mac-Gray Corporation from 2006 to 2013. Ms. Tocio’s significant leadership and operational experience, including as former President and Chief Operating Officer of the Company, and her expertise with managing growing organizations and other public company board experience render her an invaluable resource as a director.

Vote Required

A majority of the votes cast at the meeting will be required for the election of each of the Class II director nominees. A nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Broker non-votes and abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the outcome of the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTOR.

Biographies of Directors Not Standing for Election

Directors with Terms Expiring in 2019 (Class III Directors)

Lawrence M. Alleva, 68 Director since 2012	Mr. Alleva is a Certified Public Accountant (inactive) and spent his professional career with PricewaterhouseCoopers LLP (PwC), including 28 years as a partner, from 1971 until his retirement in 2010. At PwC he served clients ranging from Fortune 500 and multi-national companies to rapid-growth companies pursuing initial public offerings. Mr. Alleva also served in a senior national leadership role for PwC’s Ethics and Compliance Group to manage the design and implementation of best practice procedures, internal controls and monitoring activities, including PwC’s response to inspection reports issued by the Public Company Accounting Oversight Board. Mr. Alleva currently serves as a director and chair of the audit committees of Adaptimmune Therapeutics PLC, Tesaro, Inc. and Mersana Therapeutics Inc., and, previously served in a similar capacity for Mirna Therapeutics, Inc. and GlobalLogic, Inc. He has served as a trustee of Ithaca College for over 20 years, including in the vice chair role for ten years. Mr. Alleva brings valuable experience to the Board through his financial and Sarbanes-Oxley Act expertise, and his professional focus on areas such as audit, corporate governance, internal control and financial reporting best practices.

Joshua Bekenstein, 59 Director since 1986	Mr. Bekenstein has been a Managing Director at Bain Capital since 1986. Prior to joining Bain Capital in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of The Michaels Companies, Inc., Canada Goose Holdings Inc., Dollarama Inc., and BRP Inc. He previously served on the boards of Burlington Stores, Inc., and Waters Corporation, each until March 2017. Mr. Bekenstein brings many years of experience both as a senior executive of a large investment firm and as a director of companies in various business sectors to the Board.

Roger Brown, 61 Director since 1986	Mr. Brown has served as President of Berklee College of Music since June 2004. Mr. Brown was Chief Executive Officer of the Company from June 1999 until December 2001, President of the Company from July 1998 until May 2000 and Executive Chairman of the Company from June 2000 until June 2004. Mr. Brown co-founded Bright Horizons and served as Chairman and Chief Executive Officer of Bright Horizons from its inception in 1986 until the merger with CorporateFamily Solutions in July 1998. Mr. Brown is the husband of Linda A. Mason, who is also a director of the Company. Mr. Brown is a co-founder of Horizons for Homeless Children, a non-profit that provides support for children and their families. He serves on the board of Wheaton College in Norton, Massachusetts. Mr. Brown’s substantial management expertise, combined with his longstanding ties to, and intimate knowledge of, the Company will continue to serve the Board well throughout his tenure as director.

Marguerite Kondracke, 72 Director since 2004	Ms. Kondracke served as founder and Chief Executive Officer of CorporateFamily Solutions, Inc. from 1987 to 1998. She served as Chief Executive Officer of the Company for one year and then as Co-Chair of the Board of the Company from 1999 until 2001 and served as a director until 2003. She began serving as a director of the Company in 1998. From 2003 to 2004, she served as Staff Director for the U.S. Senate Subcommittee on Children and Families. Ms. Kondracke returned to the Company’s Board in 2004, and from 2004 until May 2012, also served as President and Chief Executive Officer of America’s Promise Alliance, a nonprofit organization founded by Colin Powell that advocates for the strength and well-being of America’s children and youth. Ms. Kondracke also serves on the board of LifePoint Health, Inc. Ms. Kondracke served as a member of the board of directors of Saks, Inc. from 1997 to 2013 and Rosetta Stone from 2011 to 2015. Ms. Kondracke brings knowledge and a deep understanding of developmental child care and education as well as extensive leadership and public company experience to the Board.

Directors with Terms Expiring in 2020 (Class I Directors)

Dr. Sara Lawrence-Lightfoot, 73 Director since 1993	Dr. Lawrence-Lightfoot is the Emily Hargroves Fisher Professor of Education at Harvard University and has been on the faculty since 1972. Dr. Lawrence-Lightfoot served as a director of the John D. and Catherine T. MacArthur Foundation from 1991 to 2007 and as chair from 2001 to 2007. She is currently Deputy Chair of the board of directors of Atlantic Philanthropies, where she has served since 2007, and previously served as Chair of the Academic Affairs Committee of the board of trustees of Berklee College of Music from September 2007 until March 2012. She was re-elected to the Berklee board of trustees in March 2014 and is a trustee of the WGBH Educational Foundation where she has served since 2001. Dr. Lawrence-Lightfoot’s extensive research and expertise in child development, teacher training, classroom structures and processes, curriculum development, parent/teacher relationships, educational policies and organizational matters and her position in academia continue to provide an invaluable resource to the Board.

Stephen H. Kramer, 47 Director since 2018	Mr. Kramer has served as Chief Executive Officer and director of the Company since January 2018 and President of the Company since January 2016. Mr. Kramer served as Chief Development Officer from January 2014 until January 2016 and as Senior Vice President, Strategic Growth & Global Operations from January 2010 until December 2013. He served as Managing Director, Europe based in the United Kingdom from January 2008 until December 2009. He joined Bright Horizons in September 2006 through the acquisition of College Coach, which he co-founded and led for eight years. Previously he was an Associate at Fidelity Ventures, the venture capital arm of Fidelity Investments and a consultant with Arthur D. Little. Mr. Kramer’s long career with Bright Horizons and his leadership and management of the Company’s day-to-day operations and strategic direction provides the Board with a deeper understanding of the Company’s business processes, strategic plan and operations making him a necessary and vital member of the Board.

David H. Lissy, 52 Director since 2001	Mr. Lissy has served as Executive Chairman of the Company since January 2018 and as a director of the Company since 2001. Mr. Lissy served as Chief Executive Officer of the Company from January 2002 to January 2018. Previously he served as Chief Development Officer of the Company from 1998 until January 2002 and as Executive Vice President from June 2000 to January 2002. He joined Bright Horizons in August 1997 and served as Vice President of Development until the merger with CorporateFamily Solutions, Inc. in July 1998. Prior to joining Bright Horizons, Mr. Lissy served as senior vice president/general manager at Aetna U.S. Healthcare in the New England region. Mr. Lissy currently serves on the board of Redfin Corporation. He also serves on the boards of Altegra Health, Jumpstart and Ithaca College. Mr. Lissy’s prior experience, his leadership at many charitable, business services and educational organizations, and his leadership and prior management of the Company provides him with the considerable experience and breadth of management skills to serve as Executive Chairman of the Board.

Cathy E. Minehan, 71 Director since 2016	Ms. Minehan has been the Managing Director of Arlington Advisory Partners, a private advisory services firm, since 2016. Ms. Minehan retired as Dean of the School of Management of Simmons College in June 2016 having held that position since August 2011. Ms. Minehan retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System. From July 1994 until her retirement, she was the President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee. She also was the first vice president and chief operating officer of the Federal Reserve Bank of Boston from July 1991 to July 1994. Ms. Minehan currently serves on the board of directors and Chair of the audit committee of MITRE, a federally funded research and development corporation. She is also trustee of the Brookings Institution, the chair of the board of trustees of the Massachusetts General Hospital, a board member of Partners Healthcare System, co-chair of the Boston Women’s Workforce Council and a member of the Board of the Museum of Fine Arts Boston and WGBH. She previously served on the board of directors of Visa, Inc., as a member of its audit committee, from November 2007 to January 2017, the board of directors of MassMutual Life Insurance Company, a private company, from August 2009 to April 2017 and as a member of the board of directors of Becton, Dickinson and Company from November 2007 to January 2012. Ms. Minehan is also a member of the University of Rochester’s board of trustees, serves on a number of other non-profit boards in the areas of health care, education and public broadcasting and is an elected fellow of the America Academy of Arts and Sciences. Ms. Minehan, through her past leadership roles, her financial knowledge and her experience with risk management issues and best practices for audit committees and boards as well as her long-tenure with the Federal Reserve System, lends considerable financial, risk management, policy-making and operational expertise to the Board.

DIRECTOR COMPENSATION

The Company’s director compensation program for non-employee directors, as further described below, is aimed to remain competitive in attracting and recruiting new Board candidates and to align director compensation to other public companies.

Annual Cash Compensation. Our non-employee directors receive an annual retainer of $50,000 for their service on the Board. Our non-employee Chair also receives an annual retainer of $75,000 for service and our non-employee directors receive the following additional annual retainers for service on committees of the Board:

Committee	Chair(1)	Member
Audit Committee	$25,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000
Special Committee	$2,500	$2,500

(1)	Committee Chairs do not receive a committee member retainer.

If a non-employee director does not serve on the Board or a Board committee for the full year, the Board and any applicable committee retainers and equity grants are generally prorated.

Annual Equity Grant. Each non-employee director receives an annual equity grant of restricted stock units with the number of stock units determined by dividing $100,000 by the closing price of the Company’s common stock on the NYSE on the date of grant. These restricted stock units are fully vested on grant and are settled on the earliest of (a) the director’s termination of service as a member of the Board, (b) the fifth anniversary of the date of grant, and (c) a change of control of the Company.

Expense Reimbursements. The Company reimburses Board members for reasonable out-of-pocket expenses incurred in attending Board and Board committee meetings.

Stock Ownership Guidelines. The Board has adopted minimum stock ownership guidelines for non-employee directors. Directors are expected to own Company shares with a market value equal to five times the annual Board cash retainer ($250,000) and have five years from the later of the date of adoption or the date of their appointment to the Board to achieve this threshold.

The following table sets forth information concerning the compensation earned by our non-employee directors during fiscal 2017. Compensation for Mr. Lissy as an executive officer is included in the “Summary Compensation Table” and the supplemental tables under the heading “Executive Compensation” included elsewhere in this Proxy Statement. Mr. Lissy does not receive any additional compensation for serving on the Board. Mr. Kramer joined the Board in 2018 and does not receive any additional compensation for serving on the Board.

Name	Fees Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Lawrence M. Alleva	78,750	—	100,000	178,750
Julie Atkinson(4)	12,500	—	—	12,500
Joshua Bekenstein	57,500	—	100,000	157,500
Roger Brown	52,500	—	100,000	152,500
E. Townes Duncan	62,500	—	100,000	162,500
Jordan Hitch	70,000	—	100,000	170,000
David Humphrey(5)	28,750	—	—	28,750
Marguerite Kondracke	62,500	—	100,000	162,500
Sara Lawrence-Lightfoot	55,000	—	100,000	155,000
Linda Mason(6)	125,000	—	100,000	225,000

Name	Fees Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Cathy E. Minehan	60,000	—	100,000	160,000
Mary Ann Tocio	50,000	—	100,000	150,000

(1)	There were no stock option awards granted to our non-employee directors in fiscal 2017. As of December 31, 2017, our directors held the following options to purchase shares of our common stock: Lawrence M. Alleva – 5,272 options, Roger Brown – 3,000 options, E. Townes Duncan – 2,000 options, Marguerite Kondracke – 8,464 options, Sara Lawrence-Lightfoot – 3,000 options and Mary Ann Tocio – 231,686 options (representing options she received previously as an officer of the Company). Messrs. Bekenstein and Hitch, and Mses. Atkinson, Mason and Minehan did not hold any options to purchase shares of our common stock as of December 31, 2017.
(2)	For fiscal 2017, amounts shown reflect the fair value of restricted stock units granted to our non-employee directors in 2017, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited consolidated financial statements included in our 2017 Annual Report on Form 10-K.
(3)	As of December 31, 2017, Lawrence M. Alleva, Roger Brown, E. Townes Duncan, Marguerite Kondracke, Sara Lawrence-Lightfoot and Linda Mason each held 4,293 restricted stock units, Messrs. Bekenstein and Hitch each held 3,282 restricted stock units, and Mses. Minehan and Tocio held 2,282 restricted stock units. Ms. Atkinson did not hold restricted stock units as of December 31, 2017 and received a prorated equity award on January 2, 2018. All restricted stock units are all fully vested and will be settled as described above.
(4)	Ms. Atkinson joined the Board in December 2017 and received prorated fees for one quarter of service.
(5)	Mr. Humphrey did not stand for reelection in fiscal 2017 and his term expired on June 1, 2017.
(6)	Amount shown reflects compensation earned by Ms. Mason in her capacity as Chair of the Board, a non-employee position, for fiscal 2017.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD

Board Structure

We have an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by the Board. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. The members of each committee are appointed by the Board and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns.

The Board is comprised of a majority of independent directors, and our standing committees, Audit, Compensation and Nominating and Corporate Governance, are composed entirely of independent directors as defined under the rules of the NYSE and the Securities and Exchange Commission (“SEC”). For information on our director independence, please see “Corporate Governance and Director Independence” elsewhere in this Proxy Statement.

Board Meetings and Executive Sessions

The Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its shareholders. During 2017, the Board held five meetings and acted by written consent five times. During 2017, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served with the exception for Dr. Sara Lawrence-Lightfoot who was unable to attend the second quarter Board and related committee meetings. We encourage, but do not require, our directors to attend annual meetings of shareholders and, in 2017, six of our directors attended.

Periodically throughout the year, the non-employee directors meet in executive session without members of management present. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. Executive sessions of non-employee directors are chaired by Ms. Mason, our former Chair. In addition, the independent members of the Board meet in executive session at least once per year at which only independent directors are present.

Committees and Committee Composition

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Board has delegated various responsibilities and authorities to these committees, as described below and in the committee charters. The committees periodically report on their activities and actions to the Board. The table below provides information about the current membership of these committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Lawrence M. Alleva(1)	☑ (*)	☑
Julie Atkinson
Joshua Bekenstein		☑
Roger H. Brown
E. Townes Duncan	☑
Jordan Hitch		☑ (*)	☑
Marguerite Kondracke			☑ (*)
Stephen H. Kramer(2)
Dr. Sara Lawrence-Lightfoot			☑

Name	Audit	Compensation	Nominating and Corporate Governance
David H. Lissy
Linda Mason
Cathy E. Minehan	☑
Mary Ann Tocio
Number of meetings during fiscal 2017	9	2	2
Action by written consent during fiscal 2017	—	3	2

(*)    Chair

(1)    Mr. Alleva was appointed to serve on the Compensation Committee effective June 1, 2017.

(2)    Mr. Kramer was appointed to the Board effective January 1, 2018.

Audit Committee

The Audit Committee’s purpose, roles and responsibilities are set forth in a written Audit Committee charter adopted by the Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Audit Committee’s purpose is to assist the Board in its oversight of (i) the integrity of the consolidated financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) the Company’s internal control over financial reporting. The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, evaluate, oversee, retain, compensate, terminate and change the registered public accounting firm for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. The registered public accounting firm reports directly to the Audit Committee.

•	Pre-approve all auditing services, internal control-related services and permissible non-audit services to be performed for us by our independent auditors.

•	Review and discuss with management and the independent auditor the annual audited and quarterly financial statements, including reviewing specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Review and discuss reports from the independent auditor with regard to critical accounting policies and practices used in such financial statements.

•	Review and approve related party transactions.

•	Review and discuss with management, internal auditors and the independent auditor any material issues regarding accounting principles and financial statement presentations made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles.

•	Review and discuss with management, internal auditors and the independent auditors the adequacy of our internal controls and any special steps or remedial measures adopted in light of any identified material control weaknesses.

•	Review and discuss with management and the Board the Company’s enterprise risk assessment and management and periodically discuss with management the Company’s major financial and accounting risks.

The Audit Committee consists of Lawrence M. Alleva, E. Townes Duncan, and Cathy E. Minehan. The Board has determined that all the members are independent directors pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing rules of the NYSE. All of our members are financially literate and Mr. Alleva and Ms. Minehan are also each considered an “audit committee financial expert” within the meaning of the applicable rules of the SEC.

Compensation Committee

The Compensation Committee’s purpose, roles and responsibilities are set forth in a written Compensation Committee charter adopted by the Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Compensation Committee’s primary duties and responsibilities are to:

•	Assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs.

•	Approve the compensation plans, policies and programs and approve specific compensation levels for our executive officers.

•	Review and recommend the compensation structure for directors.

•	Assist the Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans.

•	Make recommendations regarding employee incentive compensation plans and equity-based plans.

•	Review risks related to executive compensation and the design of compensation plans.

•	Oversee compliance with shareholder approval of executive compensation matters, including advisory votes.

The Compensation Committee consists of Lawrence M. Alleva, Joshua Bekenstein and Jordan Hitch. The Board has determined that all the members are independent directors pursuant to the listing rules of the NYSE and are “outside directors” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee does not use a compensation consultant. The Compensation Committee, in its role as administrator under the Company’s 2012 Omnibus Long-Term Incentive Plan, as amended and restated, approved the delegation of authority to the Company’s Chief Executive Officer to grant equity awards under the plan within certain specified parameters.

Compensation Committee Interlocks and Insider Participation

During 2017, no member of the Compensation Committee was an officer or employee of the Company or served as a member of the board or compensation committee of any entity that has one or more executive officers serving as members of the Bright Horizons Board or its Compensation Committee and no executive officer of the Company served on the compensation committee or board of any entity that has one or more executive officers serving on the Bright Horizons Board or Compensation Committee. During 2017, Messrs. Bekenstein and Hitch were each affiliated with Bain Capital. For additional information regarding transactions between Bain Capital and the Company, please see “Transactions with Related Persons” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by the Board, which can be found in the Investor Relations section of our website at www.brighthorizons.com under “Corporate Governance.” The Nominating and Corporate Governance Committee’s primary duties and responsibilities are to:

•	Identify individuals qualified to become members of the Board.

•	Recommend to the Board director nominees for the next shareholders’ meeting.

•	Review the Company’s Corporate Governance Guidelines.

•	Oversee director orientation and continuing education.

•	Review proposals set forth by shareholders.

•	Oversee the Board’s annual self-assessment.

The Nominating and Corporate Governance Committee consists of Jordan Hitch, Marguerite Kondracke, and Dr. Sara Lawrence-Lightfoot. The Board has determined that all the members are independent directors pursuant the listing rules of the NYSE.

The Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Bright Horizons. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Bright Horizons. The Board administers its risk oversight role directly and through its committee structure and the committees’ periodic reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and long-term plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures, senior management succession planning and enterprise risk management (and includes review of cybersecurity issues as part of the Company’s enterprise risk management program). The Audit Committee oversees the Company’s internal audit function and reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, and regulatory compliance. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Corporate Governance Highlights

Bright Horizons demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this goal and provide a framework within which the Board and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. The Nominating and Corporate Governance Committee regularly reviews matters of corporate governance and highlights of our corporate governance practices are listed below and discussed elsewhere in this Proxy Statement:

✓	Board membership is marked by leadership, experience, and diversity.

✓	10 out of 13 current directors are independent under NYSE Rules.

✓	All committees are compromised solely of independent directors under NYSE Rules.

✓	Separate Executive Chair and Chief Executive Officer leadership structure to maintain segregation between Board oversight and management operating decisions.

✓	Majority voting standard in uncontested elections of directors.

✓	Limits on other board service.

✓	We are committed to Board refreshment and seek to balance continuity and fresh perspectives as demonstrated by the recent addition of two independent directors—Ms. Minehan in 2016 and Ms. Atkinson in 2017.

✓	All directors are subject to the anti-pledging and anti-hedging provisions under our Amended and Restated Insider Trading Policy.

✓	Stock ownership requirements for directors, our Chief Executive Officer and our other named executive officers.

✓	Limits on incentive cash bonuses.

✓	Limits on annual director equity awards.

✓	Clawback policy which applies to current and former executive officers.

✓	Board diversity (approximately 46% of Board members are women).

✓	Regular Board and committee executive sessions of non-employee directors.

✓	Audit Committee approval required for related party transactions.

✓	The Board and each committee conduct annual self-assessments and, in 2018, we expect to update our assessment process to include an assessment of each director annually.

✓	Board orientation and education program.

✓	No shareholder rights plan (poison pill).

Board Independence

Our Corporate Governance Guidelines provide that the Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE. The Board evaluates any relationships of each director and nominee with Bright Horizons and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. The Board reviews any transactions and relationships between each non-employee director and nominee or any member of his or her immediate family and Bright Horizons. The purpose of this review is to determine whether there are any such relationships or transactions and, if so, whether they are inconsistent with a determination that the director or nominee was independent. As a result of this review, the Board has affirmatively determined that Mr. Alleva, Ms. Atkinson, Mr. Bekenstein, Mr. Brown, Mr. Duncan, Mr. Hitch, Ms. Kondracke, Ms. Lawrence-Lightfoot, Ms. Mason and Ms. Minehan are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise

We seek to have a Board that represents diversity as to experience, gender and ethnicity/race and is committed to a diversified membership, in terms of both the individuals involved as well as their various experiences and areas of expertise as is stated in our Corporate Governance Guidelines. Currently, approximately 46% of Board members are women. We also seek a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance and the child care, education and related industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests.

Board and Committee Annual Performance Reviews

Our Corporate Governance Guidelines provide that the Board shall be responsible for annually conducting a self-evaluation of the Board as a whole. In addition, the written charters of each of the Audit, Compensation and Nominating and Corporate Governance Committees provide that each committee shall evaluate its performance on an annual basis. During 2017, the Board and each committee conducted a self-evaluation pursuant to these requirements. The Board views the annual self-assessment review as an integral part of its commitment to continuous improvement and achieving high levels of Board and committee performance. Beginning in 2018, the Board expects to conduct an assessment of individual directors annually.

Director Nominations

Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee

The Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings. The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including other Board members and our Chief Executive Officer. It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. Our Corporate Governance Guidelines provide that the Board shall review the appropriate skills and characteristics required of Board members in the context of its current make-up. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

In 2017, the Nominating and Corporate Governance Committee retained Spencer Stuart, an executive search and leadership consulting firm, to assist in identifying potential candidates that resulted in Ms. Atkinson joining the Board as a new member.

Procedures for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee also considers properly submitted recommendations for candidates to the Board from shareholders in accordance with our By-laws. Any shareholder may submit in writing a candidate for consideration for each shareholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting. Any shareholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, and the information required by Section 1.2 of our By-laws. Recommendations should be sent to c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure

While the Board has no set policy with respect to the separation of the offices of Chair and Chief Executive Officer and may review these offices from time to time, the Board has a long-standing practice of separating the offices of the Chair and the Chief Executive Officer. Such a review was conducted most recently during the succession-management process relating to the appointment of Mr. Kramer as Chief Executive Officer and Mr. Lissy as Executive Chairman and, as a result of that review, the Board has determined to continue to separate the roles of Executive Chairman and Chief Executive Officer. The Board believes that the separate roles are in the best interest of Bright Horizons and its shareholders. Mr. Lissy has wide-ranging, in-depth knowledge of our business arising from his many years of service to Bright Horizons and, as a result, provides effective leadership and stewardship for the Board. This structure permits Mr. Kramer to devote his attention to leading Bright Horizons and focusing on our business, strategy and day-to-day operations.

Succession Planning

The Compensation Committee and the full Board periodically review succession planning for the Chief Executive Officer and other senior leadership positions. These reviews include consideration and assessment of the most promising leadership talent throughout the Company, and roles in which external candidates may need to be considered. The Compensation Committee and the Board’s commitment to developing a strong succession plan for executive officer roles was particularly evident when we welcomed Stephen H. Kramer, as Chief Executive Officer and Board member and David H. Lissy as Executive Chairman of the Board effective January 1, 2018.

Policies Relating to Directors and Limits on Board Service

It is our policy that directors, who are also employees of the Company, shall offer their resignation from the Board at the same time they retire from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should provide notice to the Board and offer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.

We believe that no director should serve on more than four boards of public companies (including our Board), provided, however, that this restriction shall not apply to those directors with full-time jobs that require the director to serve on the boards of other companies, as is the case for Mr. Bekenstein. We believe that our Chief Executive Officer should serve on no more than two boards of public companies (including our Board). Pursuant to our Audit Committee charter and the NYSE listing rules, members may serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee. Mr. Alleva, a retired partner at PriceWaterhouseCoopers LLP, currently serves on the audit committees of four public companies (including Bright Horizons). The Board, after due consideration of the facts and in light of Mr. Alleva’s dedication to, and stewardship of, the Company’s Audit Committee, determined that Mr. Alleva’s service on the audit committees of four public companies would not impair his ability to effectively serve on the Company’s Audit Committee.

Director Education

Our director orientation and continuing education program consists of visits to Bright Horizons centers, background material on the Company, education regarding our Code of Business Conduct and Ethics and other policies and practices relevant to our business and operations, and meetings with and presentations by senior management. In addition, we provide updates on relevant topics of interest to the Board. We also encourage directors to attend director education programs sponsored by various educational institutions.

Communications with Directors

Shareholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees and a written Code of Ethics for Senior Managers and Financial Officers, which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. We intend to disclose any future amendments to, or waivers from, these codes of ethics for Bright Horizons executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the SEC.

Online Availability of Information

The current versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics Applicable to all Directors, Officers and Employees, Code of Ethics for Senior Managers and Financial Officers and charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available by clicking on “Corporate Governance” in the Investor Relations section of our website, www.brighthorizons.com. These materials are also available in print free of charge to shareholders, upon written request to c/o Corporate Secretary, Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472.

TRANSACTIONS WITH RELATED PERSONS

Stockholders Agreement

In connection with the consummation of our initial public offering in January 2013, we entered into an amended and restated stockholders agreement with certain investment funds affiliated with Bain Capital (the “Bain Funds”) and certain other investors. Our amended and restated stockholders agreement obligates the stockholders parties thereto, subject to the limited exceptions described in the amended and restated stockholders agreement, to enter into customary lock-up agreements with the underwriters in the event of underwritten public offerings of our shares of common stock.

Registration Rights Agreement

In connection with the consummation of our initial public offering, our registration rights agreement with the Bain Funds and certain other stockholders, including certain of our executive officers and directors, was amended. The registration rights agreement, as amended, provided the Bain Funds with certain demand registration rights. In addition, if we from time to time register additional shares of common stock for sale to the public, we are required to give notice of such registration to the other stockholders party to the agreement of our intention to effect such a registration, and, subject to certain limitations, such other holders (including certain of our executive officers and directors) have piggyback registration rights providing them with the right to require us to include shares of common stock held by them in such registration. We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the Bain Funds or other holders described above.

The registration rights agreement includes customary indemnification provisions in favor of any person who is or might be deemed a controlling person within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Exchange Act and related parties against liabilities under the Securities Act incurred in connection with the registration of any of our debt or equity securities. These provisions provide indemnification against certain liabilities arising under the Securities Act and certain liabilities resulting from violations of other applicable laws in connection with any filing or other disclosure made by us under the securities laws relating to any such registrations. We have agreed to reimburse such persons for any legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify any such person or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by such person.

On March 29, 2018, the Bain Funds sold their remaining shares in Bright Horizons in an underwritten secondary offering and no longer hold any shares of the Company.

Policies and Procedures for Related Party Transactions

The Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related Persons” consist of any person who is or was (since the beginning of the fiscal year) a director, nominee for director or executive officer, any greater than 5% shareholder and the immediate family members of any of those persons. The Audit Committee is responsible for administering this policy.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, or currently proposed transaction, in which (1) the aggregate amount exceeds $120,000 with respect to any fiscal year, (2) the Company is a participant, and (3) any Related Person has or will have a direct or indirect material interest, other than solely as a result of being a director or a less than 10% beneficial owner of another entity (an “Interested Transaction”). Under the policy, the Audit Committee and the Board have reviewed and determined that certain categories of Interested Transactions are deemed to be pre-approved or ratified by the Board even if the amounts will exceed $120,000. These are: (a) the employment and compensation arrangements required to be reported in the proxy statement; (b) director compensation required to be reported in the proxy statement; (c) any transaction with another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues, or any transaction where the Company is indebted to another company if the total amount of indebtedness does not exceed 1% of that company’s total consolidated assets (in both cases, the pre-approval applies if the Related Person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares); (d) competitively bid or regulated public utility services transactions; (e) transactions involving trustee-type services; and (f) transactions where the Related Person’s interest arises solely from the ownership of our common stock and all common shareholders received the same benefit on a pro rata basis.

The Audit Committee Chair has the authority to pre-approve or ratify any Interested Transaction with a Related Person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an Interested Transaction, the Audit Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of April 18, 2018 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our named executive officers, directors and director nominees; and
•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table below is based upon 57,901,344 shares of common stock outstanding as of April 18, 2018.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options or settlement of vested restricted stock units and held by the respective person or group which may be exercised or converted within 60 days after April 18, 2018 as well as shares of restricted stock of which a respective person has voting power. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, officer and shareholder is c/o Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, Massachusetts 02472. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding common stock:
T. Rowe Price Associates, Inc.(1)	6,101,429	10.5%
The Vanguard Group(2)	4,256,079	7.4%
Select Equity Group, L.P.(3)	4,125,842	7.1%
Baron Capital Group(4)	3,838,244	6.6%
Directors and executive officers:
Mary Lou Burke Afonso(5)	52,848	*
Lawrence M. Alleva(6)	11,965	*
Julie Atkinson(7)	532	*
Joshua Bekenstein(8)	3,282	*
Mandy Berman(9)	29,156	*
Elizabeth J. Boland(10)	153,253	*
Roger H. Brown(11)	117,653	*
E. Townes Duncan(12)	6,393	*
Jordan Hitch(13)	3,282	*
Marguerite Kondracke(14)	15,793	*
Stephen H. Kramer(15)	104,400	*
Dr. Sara Lawrence-Lightfoot(16)	7,293	*
David H. Lissy(17)	418,101	*
Linda A. Mason(18)	117,653	*
Cathy E. Minehan(19)	2,282	*
Mary Ann Tocio(20)	252,859	*
All Directors, Nominees and Executive Officers as a Group (17 persons)(21)	1,259,937	2.2%

(*)	Indicates less than one percent.

(1)	The information regarding the T. Rowe Price Entities (as defined below) is based solely on information included in the Schedule 13G/A filed by them with the SEC on March 12, 2018. T. Rowe Price Entities reported that T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 1,192,721 shares of common stock and sole dispositive power with respect to 6,101,429 shares of common stock and that T. Rowe Price New Horizons Fund, Inc. (together with Price Associates, the “T. Rowe Price Entities”) has sole voting power with respect to 4,133,164 shares of common stock. The principal business address of the T. Rowe Price Entities is 100 E. Pratt Street, Baltimore, MD 21202.
(2)	The information regarding The Vanguard Group is based solely on information included in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 8, 2018. The Vanguard Group reported that it has sole voting power with respect to 32,131 shares of common stock, shared voting power with respect to 5,964 shares of common stock, sole dispositive power with respect to 4,224,409 shares of common stock, and shared dispositive power with respect to 31,670 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	The information regarding the Select Reporting Persons (as defined below) is based solely on information included in the Schedule 13G filed by them with the SEC on February 14, 2018. Select Equity Group, L.P. (“Select”) and George S. Loening (together with Select, the “Select Reporting Persons”) reported that each has shared voting and dispositive power with respect to 4,125,842 shares of common stock. The principal business address of the Select Reporting Persons is 380 Lafayette Street, 6th Floor, New York, NY 10003.
(4)	The information regarding the Baron Entities (as defined below) is based solely on information included in the Schedule 13G/A filed by them with the SEC on February 14, 2018. The Baron Entities reported that Baron Capital Management, Inc. (“BCM”) has shared voting and dispositive power over 112,632 shares of common stock; BAMCO, Inc. (“BAMCO”) has shared voting power over 3,434,612 shares of common stock and shared dispositive power over 3,725,612 shares of common stock; Baron Capital Group, Inc. (“BCG”) has shared voting power over 3,547,244 shares of common stock and shared dispositive power over 3,838,244 shares of common stock; and Ronald Baron (collectively with BCM, BAMCO and BCG, the “Baron Entities”) has shared voting power over 3,547,244 shares of common stock and shared dispositive power over 3,838,244 shares of common stock. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address for each of the Baron Entities is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(5)	Includes 2,560 shares of common stock held by Ms. Burke Afonso’s daughters and 20,442 shares of common stock that can be acquired upon the exercise of outstanding options.
(6)	Includes 5,272 shares that can be acquired upon the exercise of outstanding options and 4,293 shares that can be acquired upon the settlement of vested restricted stock units.
(7)	Includes 532 shares that can be acquired upon the settlement of vested restricted stock units.
(8)	Includes 3,282 shares that can be acquired upon the settlement of vested restricted stock units.
(9)	Includes 8,776 shares of common stock that can be acquired upon the exercise of outstanding options.
(10)	Includes 7,140 shares of common stock that can be acquired upon the exercise of outstanding options.
(11)	Includes (i) 1,226 shares held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (ii) 1,235 shares held by Mr. Brown, (iii) 95,336 shares held by the Linda A. Mason Trust dated August 7, 1996, (iv) 8,270 shares held by Ms. Mason, Mr. Brown’s spouse, (v) 3,000 shares that may be acquired by Mr. Brown upon the exercise of outstanding options, (vi) 4,293 shares that can be acquired upon the settlement of vested restricted stock units for Mr. Brown, and (vii) 4,293 shares that can be acquired upon the settlement of vested restricted stock units by Ms. Mason.
(12)	Includes 2,000 shares of common stock that can be acquired upon the exercise of outstanding options and 4,293 shares that can be acquired upon the settlement of vested restricted stock units.
(13)	Includes 3,282 shares that can be acquired upon the settlement of vested restricted stock units.
(14)	Includes 3,500 shares held by Ms. Kondracke, 5,000 shares held by Morton Kondracke, Ms. Kondracke’s spouse, 3,000 shares of common stock that can be acquired upon the exercise of outstanding options, and 4,293 shares that can be acquired upon the settlement of vested restricted stock units.
(15)	Includes 62,000 shares held by the Charles River View Trust dated 12/13/07.
(16)	Includes 3,000 shares of common stock that can be acquired upon the exercise of outstanding options and 4,293 shares that can be acquired upon the settlement of vested restricted stock units.
(17)	Includes 73,908 shares of common stock that can be acquired upon the exercise of outstanding options and 16,500 shares of common stock held by the Lissy Family Foundation of which Mr. Lissy may be deemed a beneficial owner.
(18)	Includes (i) 95,336 shares held by the Linda A. Mason Trust dated August 7, 1996, (ii) 8,270 shares held by Ms. Mason, (iii) 1,226 shares held by the Roger H. Brown, Jr. Trust dated August 7, 1996, (iv) 1,235 shares held by Mr. Brown, Ms. Mason’s spouse, (v) 3,000 shares that may be acquired by Mr. Brown, upon the exercise of outstanding options, (vi) 4,293 shares that can be acquired upon the settlement of vested restricted stock units for Ms. Mason, and (vii) 4,293 shares that can be acquired upon the settlement of vested restricted stock units by Mr. Brown.
(19)	Includes 2,282 shares that can be acquired upon the settlement of vested restricted stock units.
(20)	Includes 54,336 shares held by the Mary Ann Tocio Revocable Trust dated November 14, 2013, 192,241 shares of common stock that can be acquired upon the exercise of outstanding options, and 2,282 shares of common stock that can be acquired upon the settlement of vested restricted stock units.
(21)	Includes 328,718 shares of common stock that can be acquired upon the exercise of outstanding options and 37,418 shares of common stock that can be acquired upon settlement of vested restricted stock units.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Specific due dates for these reports have been established and we are required to report any failure to file by such dates during fiscal year 2017. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% holders timely filed all reports that were required to be filed under Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion describes our compensation philosophy, principles and practices with respect to the compensation of the executive officers listed below (referred to as our named executive officers) for 2017:

David H. Lissy(1)	Executive Chairman (Chief Executive Officer in Fiscal 2017)
Stephen H. Kramer(1)	Chief Executive Officer and President (President in Fiscal 2017)
Elizabeth J. Boland	Chief Financial Officer
Mary Lou Burke Afonso	Chief Operating Officer, North America Center Operations
Mandy Berman	Executive Vice President and Chief Administrative Officer

(1)	Effective January 1, 2018, Mr. Lissy transitioned from his role of Chief Executive Officer to the role of Executive Chairman of the Board, and Mr. Kramer was promoted to the role of Chief Executive Officer. The transition of Mr. Lissy and promotion of Mr. Kramer, and the compensation arrangements relating to such events, are described below under “Chief Executive Officer Transition.” Mr. Lissy remains a full-time employee of the Company. Other than when describing this transition and related matters, when we refer to our Chief Executive Officer with respect to compensation actions taken in fiscal 2017, we are referring to Mr. Lissy since he served in that position during 2017.

Overview of Compensation

Our named executive officers’ compensation is determined by the Compensation Committee and is reviewed annually. Our executive compensation program is designed to attract and retain high-quality leadership and incentivize our executive officers and other key employees to achieve company performance goals and strong individual performance over the short- and long-term. Our pay-for-performance approach to executive compensation places a greater emphasis on long-term equity incentive grants than on other forms of compensation, reflecting our focus on long-term value creation and serving to align the interests of our executive officers with those of our shareholders.

Fiscal 2017 Performance and Company Highlights

The Company achieved strong financial results in fiscal 2017 and successfully completed a number of operational and strategic activities during the year. We believe that our named executive officers were instrumental in helping us achieve these results. Key aspects of our overall financial, operating and strategic performance include:

•	Financial performance: For fiscal 2017, revenue grew 11%, or $171 million, to $1.7 billion, operating income grew 4%, or $8 million, to $205 million, and diluted earnings per share grew 67%, or $1.04, to $2.59.

•	New business growth: In 2017, we increased revenue in each of our operating segments, growing our Full Service center revenue 10% to $1.5 billion, our Back-Up services revenue 12% to $224 million and our Educational Advisory services revenue 23% to $59 million. As of December 31, 2017, the Company operated 1,038 early care and education centers with the capacity to serve 116,000 children and families.

•	Capital markets activity: In May and November 2017, we amended our existing senior secured credit facility to, among other things, reduce the applicable interest rates of the term loan facility and revolving credit facility. Utilizing a combination of cash generated from operations and borrowings under our revolving credit facility, we acquired a total of 2 million shares for a total of approximately $162 million under our share repurchase program, including shares repurchased in conjunction with two secondary offerings of shares by Bain Capital in May and November 2017.

•	One of the best places to work: In March 2017, we were named to FORTUNE’s 2017 list of “100 Best Companies to Work For” and, in December 2017, we were named one of the “Best Workplaces for Diversity” by FORTUNE. We also were recognized as one of the Boston Globe’s “Top Places to Work” in Massachusetts for the 10th year in a row.

•	Succession planning: On August 1, 2017, we announced that Mr. Lissy would transition from his role as Chief Executive Officer to Executive Chairman of the Board and Mr. Kramer would become the next Chief Executive Officer of Bright Horizons in addition to be appointed to the Board as a Class I director, each effective January 1, 2018, as further discussed below in “Chief Executive Officer Transition.”

For additional information on the Company’s fiscal 2017 performance, please see our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 28, 2018.

Chief Executive Officer Transition

On August 1, 2017, we announced that Mr. Lissy would transition from his role as Chief Executive Officer to Executive Chairman of the Board effective January 1, 2018 and Mr. Kramer would become the next Chief Executive Officer of Bright Horizons in addition to being appointed to the Board as a Class I director. In connection with Mr. Kramer’s appointment as Chief Executive Officer, on December 19, 2017, the Compensation Committee approved an increase in Mr. Kramer’s base salary for 2018 to $408,500 and an annual target cash bonus award of 125% of his 2018 base salary. Mr. Kramer also received a 2018 Equity Choice Plan Award equal to five times his 2018 base salary. Beginning in 2019, it is expected that the target value of Mr. Kramer’s annual Equity Choice Plan Award will be reduced to two times his base salary. In connection with Mr. Lissy’s appointment as Executive Chairman, on December 19, 2017, the Compensation Committee approved a decrease in Mr. Lissy’s base salary for 2018 to $318,300 and an annual target cash bonus award of 100% of his 2018 base salary. In addition, Mr. Lissy received a 2018 Equity Choice Plan Award equal to two times his 2017 base salary. Beginning in 2019, it is expected that the target value of Mr. Lissy’s annual Equity Choice Plan Award will be reduced to 1.5 times his base salary.

Compensation and Governance Best Practices

Our executive compensation program includes a number of compensation practices intended to promote good corporate governance and to align the interests of management with those of our shareholders:

✓	Stock ownership guidelines—we have adopted stock ownership guidelines for directors, our Chief Executive Officer and, in April 2018, we expanded these guidelines to cover our named executive officers.

✓	Clawback policy—the Company maintains a clawback policy covering performance-based compensation for current and former executive officers.

✓	Limits on incentive compensation—a 3x (300%) cap on the maximum payout of the portion of annual cash bonuses tied to Company performance.

✓	Challenging performance goals—the Compensation Committee sets rigorous corporate performance targets. We believe these targets motivate our executives to deliver value to our shareholders.

✓	No tax gross-ups—we do not provide for tax gross-ups to our executive officers.

✓	No defined benefit pension—we do not maintain a defined benefit pension plan for our executive officers.

✓	No repricing of options—we do not allow repricing of underwater stock options unless approved by our shareholders.

✓	Limits on equity awards—our 2012 Omnibus Long-Term Incentive Plan, as amended and restated (the “2012 Plan”) contains a separate limit on the value of equity awards that may be made to non-employee directors in any year.

✓	Anti-hedging and anti-pledging—no hedging transactions are permitted and pledging transactions are generally prohibited under our Amended and Restated Insider Trading Policy.

✓	Limited perks—the Company provides modest perquisites to its executive officers.

Effect of Fiscal 2017 Company Performance on 2017 Compensation

The primary elements of Company performance used in evaluating the 2017 annual cash bonuses of our named executive officers were the achievement of Adjusted EBITDA and Adjusted EPS targets. In addition, the strategic and operational decisions made by our named executive officers to achieve the Adjusted EBITDA and Adjusted EPS targets and their other efforts relating to strengthening the Company’s performance were considered, along with the other factors described below in our discussion of annual cash bonuses, in deciding the individual portion of each executive’s bonus. For fiscal 2017, the Company’s Adjusted EBITDA was below the Target Range (as defined below) for that goal and the Company’s Adjusted EPS was above the mid-point of the Target Range (as defined below) for that goal, resulting in the portion of the annual cash bonus award based on corporate performance being paid to our named executive officers at 79.4% of target.

Compensation Philosophy, Objectives, and Process

Our compensation philosophy centers on:

•	Pay for Performance: Compensation should be tied to the achievement of financial targets and operating and strategic goals.

•	Equity Ownership: A significant part of our compensation program is in the form of equity-based awards. These awards serve to align the interests of our executive officers with those of our shareholders, encourage long-term retention and incentivize long-term value creation.

•	Individual Performance: Compensation should take into account and reward individual performance and contributions to our success.

Role of the Compensation Committee and our Chief Executive Officer. The Compensation Committee oversees our executive compensation program and is responsible for approving the compensation paid to, and the agreements entered into with, our executive officers, including our named executive officers. The Compensation Committee determines the base salary, annual cash incentive compensation, and equity compensation of our executive officers, including our named executive officers. The Compensation Committee applies the same general principles to the compensation-related decisions it makes for all of our named executive officers, regardless of position.

Our Chief Executive Officer provides recommendations to the Compensation Committee with respect to compensation-related decisions for our other executive officers (other than our Executive Chairman beginning in fiscal 2018), including base salary adjustments, target annual cash bonus awards and equity awards, and also provides an assessment of each officer’s individual performance. The Compensation Committee considers these recommendations as one factor when making decisions regarding the compensation of these named executive officers, but ultimately is responsible for approving their compensation. With respect to our Chief Executive Officer and, beginning in fiscal 2018, our Executive Chairman, the Compensation Committee annually reviews and approves the corporate and individual goals relevant to compensation, evaluates performance in light of those goals, and determines and approves compensation based on this evaluation. Beginning in fiscal 2018, the Compensation Committee will undertake a review of our Chief Executive Officer’s performance with input from our Executive Chairman.

Role of Compensation Consultant and Benchmarking. Although we may decide to do so in the future, neither the Company nor the Compensation Committee currently uses a compensation consultant or compensation benchmarking comparison data to assist in the determination of the compensation to be paid to our named executive officers. The Compensation Committee relies on the factors described below in making compensation decisions for our named executive officers.

The Role of Shareholder Say-on-Pay Vote. The Compensation Committee reviewed the results of the Company’s 2017 annual meeting held on June 1, 2017 where the shareholders of the Company overwhelmingly approved, on an advisory basis, the compensation of our named executive officers with approximately 98.4% of the votes cast voting in favor of the proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on this level of support and its assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee did not implement substantial changes to our 2018 compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.

Elements of Executive Compensation

The compensation of our named executive officers consists of a base salary, an annual cash bonus, equity awards, and employee benefits that are generally made available to all salaried employees and certain other benefits, as described below. Our named executive officers are also entitled to certain compensation and benefits upon a qualifying termination of employment pursuant to severance agreements.

Base Salary. Base salaries for our named executive officers provide a fixed, base level of cash compensation. It is our philosophy to maintain a conservative level of base cash compensation, with greater emphasis placed on short and long-term incentive compensation. Base salaries for our named executive officers are reviewed annually by the Compensation Committee. When reviewing base salaries, the Compensation Committee takes into account such factors as each officer’s experience and individual performance, the Company’s performance as a whole and general industry conditions, but does not assign any specific weighting to any factor. Consistent with the philosophy of maintaining a conservative level of base cash compensation, we have generally provided for moderate base salary increases on an annual basis.

For fiscal 2017, the Compensation Committee approved an increase of 3% in the base salaries for our named executive officers, which is in line with the Company-wide targeted salary increase of 3% proposed by management in our annual operating budget. The table below summarizes the base salary increases for our named executive officers for fiscal 2017 as approved by the Compensation Committee:

Named Executive Officer	2016 Salary	2017 Salary	Increase (%)
David H. Lissy	$385,057	$396,608	3%
Stephen H. Kramer	$300,000	$309,000	3%
Elizabeth J. Boland	$312,966	$322,355	3%
Mary Lou Burke Afonso	$280,000	$288,400	3%
Mandy Berman	$270,000	$278,100	3%

Annual Cash Bonus. Our annual cash bonus program under our Annual Incentive Plan was established to promote and reward the achievement of key strategic and business goals as well as individual performance and is designed to motivate our executive officers to meet or exceed annual performance goals. Each named executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. Each executive’s target award opportunity is established by the Compensation Committee based on the individual’s scope of responsibilities and his or her potential contributions to the achievement of the Company’s strategic goals.

For fiscal 2017, 50% of the cash bonus awards granted to our named executive officers was based on the achievement of pre-established corporate performance goals and 50% was based on a qualitative assessment of each individual’s performance, with primary emphasis on the achievement of individual goals communicated to the executive at the beginning of the fiscal year.

The individual goals applicable to each of our named executive officers for 2017 generally encompassed:

•	Leadership skills and strategic vision
•	Strategic planning and execution
•	Culture/brand building and integration of acquisitions
•	Employee, parent and client satisfaction
•	Succession planning and employee development
•	Demonstrated ethics and values in line with those of our Company
•	External relations, including awards and recognition
•	Board and Board committee relations
•	Capital markets management, efficient capital deployment and shareholder relations
•	Innovation and change management
•	Other strategic and tactical decisions employed during the year to execute on the Company’s strategic plan and achieve financial performance targets

The Compensation Committee selected Adjusted EBITDA and Adjusted EPS as the corporate performance metrics for our annual cash bonus program for fiscal 2017, consistent with fiscal 2016. The Compensation Committee selected Adjusted EBITDA because it believes that it reflects the Company’s cash flow generation on a consistent basis and as such is also a strong overall indicator of the Company’s operational performance. Adjusted EPS was selected as a corporate performance metric because the Compensation Committee believes it reflects the Company’s overall operating and financial achievements, as adjusted for the impact of certain non-cash charges and non-recurring transactions.

At the beginning of fiscal 2017, the Compensation Committee established target corporate performance goals for the 2017 annual cash bonus awards. As noted above, 50% of each named executive officer’s bonus award for 2017 was based upon the achievement of these corporate goals. Of the 50% portion of the bonus award based on corporate performance, 50% is based on meeting the Adjusted EBITDA target and 50% is based on meeting the Adjusted EPS target, each representing growth over the prior year’s performance and subject to a base target range (the “Target Range”). Corporate performance of Adjusted EBITDA and Adjusted EPS at the mid-point of their respective Target Ranges results in 100% of that portion of the annual cash bonus award being earned, subject to a proportional increase or decrease in the amount earned based on whether or not the Company’s performance for the year was either above or below the mid-point of the Target Range. There is a payout on a sliding scale if the Company outperforms or underperforms the Target Range with the maximum amount that can be paid to an executive officer based on the Company’s over-achievement of performance metrics capped at three times (300%) the portion of the target bonus based on Company performance. For example, 50% of a target bonus of 125% of base salary, or 62.5%, would result in a maximum payout of 187.5% of base salary.

For purposes of awarding fiscal 2017 cash bonuses, 2017 Adjusted EBITDA(1) was $320 million (growth of $20.7 million over fiscal 2016), which was 49.3% of the mid-point of the Adjusted EBITDA Target Range of $331 million to $351 million (growth of $31.7 million to $52.2 million over fiscal 2016). In addition, 2017 Adjusted EPS(1) was $2.65 (growth of $0.49 per share over fiscal 2016), which was 109.5% of the mid-point of the Adjusted EPS Target Range of $2.53 to $2.69 (growth of $0.37 per share to $0.53 per share over fiscal 2016). In determining the annual cash bonus awards based on corporate performance, the Compensation Committee has discretion to include, exclude or adjust for certain non-recurring or isolated charges. In awarding fiscal 2017 cash bonuses, the Compensation Committee determined it was appropriate to include a consolidated operating loss of $3.7 million ($2.3 million net of tax) related to the Company’s disposition of its remaining operations in Ireland, which reduced Adjusted EBITDA from the reported $324 million to $320 million and reduced Adjusted EPS from the reported $2.69 to $2.65. The Compensation Committee retains further discretion to adjust the amount that each named executive officer earns with respect to his or her annual cash bonus based on other factors as it deems appropriate and no other adjustments with respect to the 2017 annual cash bonuses awards were made. The Company’s overall financial performance in 2017, as measured by Adjusted EBITDA and Adjusted EPS, resulted in a weighted average performance achievement of 79.4% and, as a result, the Compensation Committee determined that each named executive officer earned 79.4% of the portion of his or her annual bonus based on corporate performance.

(1) Adjusted EBITDA and Adjusted EPS are not financial measures reported under GAAP. See pages 34 and 35 of our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on February 28, 2018, for an explanation and reconciliation of these non-GAAP financial measures.

During the first quarter of 2018, the Compensation Committee evaluated the individual performance of our named executive officers for the 2017 fiscal year and determined that each named executive officer earned 100% of the portion of his or her annual bonus based on individual performance. In this evaluation, the Compensation Committee considered the various individual and business factors outlined above. As a result, the Compensation Committee determined, after taking into account the achievement of both individual performance and Company performance (as described above), that our named executive officers would receive the following total cash bonus for 2017 under our annual cash bonus plan:

Named Executive Officer	Target Bonus as % of Base Salary for Fiscal 2017	Actual Bonus Paid as % of Base Salary for Fiscal 2017
David H. Lissy	125%	112.1%
Stephen H. Kramer	100%	89.7%
Elizabeth J. Boland	75%	67.3%
Mary Lou Burke Afonso	100%	89.7%
Mandy Berman	75%	67.3%

There were no one-time cash bonus awards provided to our named executive officers in fiscal 2017.

Equity Awards. The largest single component of our executive compensation program has been the annual granting of equity-based awards in the form of stock options and purchased restricted stock. Our equity compensation program for our named executive officers and other key employees permits our executives to elect to receive their annual equity award under our 2012 Plan in the form of either (1) non-qualified stock options, (2) purchased restricted stock, or (3) a combination of the two (the “Equity Choice Plan”). We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. We require our executives who elect an award of restricted stock to purchase such award by paying 50% of the fair market value of the underlying shares on the grant date in cash to the Company. These equity-based awards have served both to align the interests of our named executive officers with those of our shareholders and to encourage retention and promote a longer-term, strategic view.

Under the Equity Choice Plan, the number of shares of our common stock subject to each stock option award will be determined by the Compensation Committee based on the target incentive compensation value for each executive and the Black-Scholes value of an option at the time of the grant. The number of shares of purchased restricted stock to be issued will equal 120% of the executive’s target incentive compensation value divided by 50% of the fair market value of a share of Company common stock, as measured by the average closing price of our common stock for a 90-day period occurring prior to the grant date (typically the most recently completed calendar quarter).

An executive who elects to receive purchased restricted stock is required to pay a purchase price on the date of grant equal to 50% of the fair market value of the shares of our common stock on the date of the award. In the event the executive’s employment with the Company terminates prior to the vesting date, in certain circumstances, the Company may, but is not obligated to, repurchase the shares subject to the award at a price equal to the lesser of cost or fair market value. Stock options granted under this program vest as to 60% of the stock options on the third anniversary of the grant date, an additional 20% on the fourth anniversary of the grant date and the final 20% on the fifth anniversary of the grant date, generally subject to continued service with the Company through each applicable vesting date. Purchased restricted stock awards vest as to 100% of the restricted stock on the earliest of the third anniversary of the grant date, a change of control of the Company, and the termination of the participant’s employment by reason of death or disability (in the case of the first two vesting events, generally subject to continued service with the Company through the applicable vesting date). The Compensation Committee applies a longer vesting period to awards to encourage retention and long-term focus on the Company’s overall performance.

In February 2017, the Compensation Committee granted equity awards under the Equity Choice Plan with aggregate targeted values of base salary as indicated below. These targeted values did not change from the targeted values established by the Compensation Committee for our named executive officers for 2016. There were no one-time equity awards provided to our named executive officers in fiscal 2017.

Named Executive Officer	Target Value of Equity Awards (% of annual base salary)
David H. Lissy	200%
Stephen H. Kramer	150%
Elizabeth J. Boland	150%
Mary Lou Burke Afonso	135%
Mandy Berman	125%

Information about the number of stock options and/or restricted shares granted to our named executive officers in 2017 is included in the “Grants of Plan-Based Awards” table and accompanying footnotes below, including the amounts paid by our named executive officers to receive their awards of purchased restricted stock in fiscal 2017.

Benefits and Perquisites. We provide modest benefits and perquisites to our named executive officers. Most of these benefits, such as matching contributions under our tax-qualified retirement plan (the “401(k) Plan”) and basic health and welfare benefit coverage, are available to all eligible employees.

Under the 401(k) Plan, employees’ elective deferrals are immediately vested and non-forfeitable. Each plan year, we may, but are not required to, make discretionary matching contributions and other employer contributions on behalf of eligible employees. For 2017, we matched 25% of each participant’s contributions, up to 8% of the participant’s compensation, provided that the participant had at least one year of service with us, and did not make any other employer contributions under the 401(k) plan. Employer matching contributions and other employer contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us.

In addition to the 401(k) Plan match, in 2017, we provided supplemental benefits and programs to certain named executive officers as described below. The costs associated with these benefits are included in the “Summary Compensation Table.”

•	An annual car allowance—provided to Mr. Lissy. Beginning in fiscal 2018, Mr. Lissy no longer receives an annual car allowance.

•	Company-paid supplemental disability insurance—provided to Mr. Lissy and Ms. Boland.

•	Matching contribution under our nonqualified deferred compensation plan—provided to Ms. Berman and Mr. Kramer in connection with their election to participate in this plan for fiscal 2017 (as described below).

Our nonqualified deferred compensation plan (the “NQDC Plan”) for our executive officers and other key employees allows participants to defer up to 50% of certain elements of their compensation and receive earnings on these deferred amounts. We provide for discretionary matching contributions under this plan, which are currently made at the same rate as our matching contribution under the 401(k) Plan, which for 2017 was 25% of a participant’s elective deferral, up to $2,500 per year. Participants are fully vested in their elective deferrals, and Company matching contributions vest on the same schedule as under the 401(k) Plan, as described above.

Severance Agreements. All our named executive officers have severance agreements with the Company, which include severance, change of control, and restrictive covenant provisions. We believe that change of control arrangements provide our executives with security that will likely reduce any reluctance they may have to pursue a change of control transaction that could be in the best interests of our shareholders. We also believe that reasonable severance and change of control benefits are necessary in order to attract and retain high-quality executive officers. For more information on the severance agreements with our named executive officers, please see the description in “Potential Payments Upon Termination or Change-in-Control” found elsewhere in this Proxy Statement.

Other Key Compensation Practices

Executive Clawbacks. In February 2017, the Board adopted a clawback policy. This clawback policy covers current and former executive officers who are or were subject to the requirements of Section 16 of the Exchange Act and provides that if any such current or former executive officer has engaged in misconduct which materially contributed to a material restatement of the Company’s financial results, the Compensation Committee has the right to use reasonable efforts to recover from such executive officer an amount of performance-based compensation (including annual and long-term incentives, either cash or equity) awarded during the three-year period preceding such restatement equal to the amount of excess compensation awarded or earned had the compensation been calculated based on the restated financial results. This policy applies to performance-based compensation awards granted on or after January 1, 2017. The Compensation Committee will review any required changes to the clawback policy in light of evolving regulatory requirements, including under the Dodd-Frank Wall Street Reform. Additionally, under Sarbanes-Oxley, our Chief Executive Officer’s and Chief Financial Officer’s annual cash incentive payments and equity-based awards are subject to recoupment under circumstances where the Company materially fails to comply with a financial reporting requirement as a result of misconduct.

Anti-Hedging Policy and Anti-Pledging. The Company’s Amended and Restated Insider Trading Policy prohibits employees, executive officers and members of the Board from hedging Company securities. Similarly, directors, officers and employees are prohibited from holding Company securities in a margin account or pledging securities as collateral for a loan, except that the Company’s General Counsel may permit the pledge of securities for a loan (not including margin debt) in limited circumstances if such person demonstrates the financial capacity to repay the loan.

No “Gross-ups.” The Company does not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers.

No Repricing of Stock Options. The Company cannot reprice underwater stock options without shareholder approval.

Incentive Bonus Limits. Beginning in fiscal 2017, the Compensation Committee implemented a three times (300%) cap on the maximum amount that could be paid to an executive under the portion of our annual cash bonus tied to corporate performance. The Compensation Committee believes such a limit will ensure that our annual cash bonus program rewards positive Company performance without creating an incentive to engage in undue risk or providing a windfall to an executive.

Stock Ownership Guidelines. In April 2018, the Board updated the Company’s stock ownership guidelines to apply to our named executive officers in addition to our Chief Executive Officer and non-employee directors to further align the interests of our executive officers and directors with the interests of the Company’s shareholders. Under our guidelines, our Chief Executive Officer is expected to own shares of Company stock with a market value of at least five times his/her annual base salary, each named executive officer is expected to own shares of Company stock with a market value of at least three times his/her annual base salary, and each director is expected to own shares of Company stock with a market value of at least five times the annual cash retainer paid to non-employee directors for service on the Board. Non-employee directors, named executive officers and our Chief Executive Officer have five years from the date they become subject to the guidelines to meet the target. The Compensation Committee will review compliance with these guidelines annually.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Code (“Section 162(m)”) had generally disallowed a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a company’s chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer, excluding qualifying performance-based compensation and certain compensation paid under plans that were adopted prior to the expiration of the transition period related to our initial public offering in 2013. At the time the Compensation Committee made its compensation decisions in respect of awards granted during fiscal 2017, the tax law provided that qualifying performance-based compensation under Section 162(m) was exempt from the deduction limitations under Section 162(m).

Beginning in fiscal 2018, the Compensation Committee had intended to structure our annual cash bonus program for Section 162(m) covered executives in a manner that was intended to qualify as performance-based compensation under Section 162(m) and, therefore, not subject to its deduction limits. However, under the Tax Cuts and Jobs Act, enacted in December 2017, the performance-based compensation exception to Section 162(m) was repealed for tax years beginning in 2018. As a result, compensation paid to our covered officers, including our Chief Financial Officer, in excess of $1 million will not be deductible unless such compensation is eligible for a grandfathering rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017 or qualifies under a transition rule related to our initial public offering.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of the Company’s compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

Accounting standards. The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Risk Assessment of Overall Compensation Program

The Compensation Committee has reviewed with management the design and operation of our compensation program for all employees, including our executive officers, for the purpose of determining whether such program might encourage unnecessary or excessive risk-taking. In the case of all employees, base salaries are fixed in amount and thus do not encourage risk taking. For eligible employees, including our executive officers and other members of senior management, our equity awards are long-term awards that help align the interests of our employees with those of our shareholders. These awards are made on an annual basis and subject to multi-year vesting schedules (three years in the case of restricted stock awards and five years in the case of stock options). The ultimate value of these awards is tied to the Company’s long-term stock price performance and based on this long-range focus, should not encourage unnecessary or excessive risk-taking. Our annual cash bonus plan was established to promote and reward the achievement of key annual corporate performance goals as well as individual performance. Each executive officer receives a target award opportunity under this program that is expressed as a percentage of the executive’s base salary. While 50% of the annual cash incentive bonus is based on achievement of annual corporate performance goals, and such goals are by definition more short-term in nature, the Company’s annual incentive program represents only a portion of the total compensation opportunities. In light of the above, the Compensation Committee, after discussion with management, believes that the Company’s compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Bright Horizons specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the Compensation Committee,

Jordan Hitch, Chair

Lawrence M. Alleva

Joshua Bekenstein

2017 Summary Compensation Table

The following table sets forth information about certain compensation earned by, awarded or paid to our named executive officers for the fiscal years specified below.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
David H. Lissy	2017	396,608	247,880	967,960	—	196,817	13,043	1,822,308
Executive Chairman	2016	385,057	240,661	909,936	426,248	177,608	12,952	2,152,461
(Chief Executive Officer for Fiscal 2017)	2015	373,842	252,343	999,085	—	260,025	13,501	1,898,796

Stephen H. Kramer	2017	309,000	154,500	563,491	—	122,673	7,000	1,156,664
Chief Executive Officer & President	2016	300,000	150,000	533,956	—	110,700	3,057	1,097,712
(President for Fiscal 2017)	2015	283,250	141,625	511,380	—	145,936	5,729	1,087,921

Elizabeth J. Boland	2017	322,355	120,883	587,690	—	95,981	4,693	1,131,602
Chief Financial Officer	2016	312,966	117,362	556,072	284,165	86,613	2,820	1,359,999
	2015	303,850	113,944	608,448	—	117,412	9,448	1,153,102

Mary Lou Burke Afonso	2017	288,400	144,200	284,165	162,720	114,495	3,586	997,566
Chief Operating Officer, North America Center Operations	2016	280,000	140,000	224,325	610,955	103,320	3,813	1,362,412

Mandy Berman	2017	278,100	104,288	212,606	182,213	82,804	4,530	864,540
Executive Vice President & Chief Administrative Officer	2016	270,000	101,250	100,314	531,389	74,723	4,440	1,082,115

*	For Mses. Burke Afonso and Berman information is only provided for fiscal 2016 and 2017 as neither was a named executive officer in fiscal 2015.

(1)	Salary amounts are not reduced to reflect amounts contributed by the named executive officer to the 401(k) Plan or to the NQDC Plan.
(2)	Amounts shown reflect the cash amount paid to our named executive officers under our annual bonus plan that was based on individual performance, which is described in “—Elements of Executive Compensation—Annual Cash Bonus” above. These payments are made in the year following the fiscal year to which the payment relates.
(3)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock awards granted in 2017, 2016 and 2015 under our 2012 Plan and reflect the 50% purchase price paid by the respective officer. These values have been determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. For a description of the assumptions used for purposes of determining the grant date fair value of restricted stock awards granted in in all three years, please see Note 11 to our audited consolidated financial statements included in our 2017 Annual Report on Form 10-K. For more information regarding the restricted stock awards we granted in 2017, please see the “Grants of Plan-Based Awards” table.
(4)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value of all stock options granted in 2017, 2016 and 2015 under our 2012 Plan. These values have been determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. For a description of the assumptions used for purposes of determining the grant date fair value of stock options granted in all three years, please see Note 11 to our audited consolidated financial statements included in our 2017 Annual Report on Form 10-K. For more information regarding the stock option awards we granted in 2017, please see the “Grants of Plan-Based Awards” table.
(5)	Amounts shown reflect the cash amount paid to our named executive officers under our annual bonus plan in respect of his or her annual bonus for each fiscal year that was earned based on Company performance, which is described in “—Elements of Executive Compensation—Annual Cash Bonus” above. These payments are made in the year following the fiscal year to which the payment relates.

(6)	Amounts shown in the “All Other Compensation” column include the following: matching contributions made to the 401(k) Plan on behalf of each named executive officer; matching contributions made to the NQDC Plan on behalf of Mr. Kramer and Ms. Berman; a car allowance payment made to Mr. Lissy and supplemental disability insurance premiums paid by the Company on behalf of Mr. Lissy and Ms. Boland, as set forth in the table below.

Name	Year	401(k) Match ($)	Deferred Compensation Plan Match ($)	Car Allowance ($)	Supplemental Medical and Disability Insurance ($)	Total ($)
David H. Lissy	2017	3,530	—	7,200	2,313	13,043
	2016	3,440	—	7,200	2,313	12,952
	2015	3,711	—	7,477	2,313	13,501

Stephen H. Kramer	2017	4,500	2,500	—	—	7,000
	2016	557	2,500	—	—	3,057
	2015	3,229	2,500	—	—	5,729

Elizabeth J. Boland	2017	3,405	—	—	1,288	4,693
	2016	1,532	—	—	1,288	2,820
	2015	5,660	2,500	—	1,288	9,448

Mary Lou Burke Afonso	2017	3,586	—	—	—	3,586
	2016	3,813	—	—	—	3,813

Mandy Berman	2017	2,030	2,500	—	—	4,530
	2016	1,940	2,500	—	—	4,440

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in 2017.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Target ($)(1)	Maximum ($)(2)
David H. Lissy	Annual Cash Bonus			495,760	991,521
	Restricted Stock	2/24/2017	2/21/2017			28,000			967,960

Stephen H. Kramer	Annual Cash Bonus			309,000	618,000
	Restricted Stock	2/24/2017	2/21/2017			16,300			563,491

Elizabeth J. Boland	Annual Cash Bonus			241,766	483,532
	Restricted Stock	2/24/2017	2/21/2017			17,000			587,690

Mary Lou Burke Afonso	Annual Cash Bonus			288,400	576,800
	Restricted Stock	2/24/2017	2/21/2017			8,220			284,165
	Stock Options	2/24/2017	2/21/2017				7,680	$69.14	162,720

Mandy Berman	Annual Cash Bonus			208,575	417,150
	Restricted Stock	2/24/2017	2/21/2017			6,150			212,606
	Stock Options	2/24/2017	2/21/2017				8,600	$69.14	182,213

(1)	These amounts represent the target cash bonus opportunities under the annual cash bonus plan with respect to both Company and individual performance. The actual amount of the bonus earned by each named executive officer for fiscal 2017 is reported in the “Summary Compensation Table.” For a description of the Company performance targets relating to the annual cash bonus, please refer to “—Elements of Executive Compensation—Annual Cash Bonus” above.
(2)	These amounts represent achievement of 100% of the target annual cash bonus tied to individual performance and achievement of 300% (the maximum permitted) of the target annual cash bonus tied to corporate performance. There is no pre-determined maximum with respect to the percentage of the target bonus that may be earned based on individual performance.

(3)	The amounts in the table reflect restricted stock awards. Restricted stock awards were granted under our 2012 Plan as part of the 2017 Equity Choice Plan and vest as to 100% of the restricted stock on the earliest of the third anniversary of the date of grant, a change of control of the Company, and the termination of the participant’s employment by reason of death or disability (in the case of the first two vesting events, generally subject to continued service with the Company through the applicable vesting date). The purchase price of each restricted stock award is equal to 50% of the fair market value of a share of our common stock on the grant date. For the 2017 awards, the following amounts were paid on the grant date by executives who elected to receive purchased restricted stock under the Equity Choice Plan:

Named Executive Officer	Purchase Price Paid by Named Executive Officer ($)	Shares of Restricted Stock (#)
David H. Lissy	967,960	28,000
Stephen H. Kramer	563,491	16,300
Elizabeth J. Boland	587,690	17,000
Mary Lou Burke Afonso	284,165	8,220
Mandy Berman	212,606	6,150

(4)	The amounts in the table reflect options to purchase shares of our common stock. Stock options were granted under our 2012 Plan as part of the 2017 Equity Choice Plan and vest 60% of the stock options on the third anniversary of the date of grant, and 20% on each of the fourth and fifth anniversary of the date of grant, generally subject to continued service with the Company through each applicable vesting date, and have a term of seven years.
(5)	The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date.
(6)	Amounts shown reflect the total grant date fair value of the stock and option awards granted in 2017, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited Consolidated Financial Statements included in our 2017 Annual Report on Form 10-K. These amounts do not reflect actual amounts that may be paid to or realized by our named executive officers and exclude the effect of estimated forfeitures. See footnotes (3) and (4) to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(1)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(3)
David H. Lissy	5,618	(4)	—		$12.00	5/2/2022	42,200	(7)	3,966,800	(8)
	43,290	(4)	—		$14.54	5/2/2022	28,800	(7)	2,707,200	(9)
	25,000	(5)	—		$22.00	1/25/2020	28,000	(7)	2,632,000	(10)
	—		22,500	(6)	$63.19	1/15/2023	—		—

Stephen H. Kramer	—		—		—	—	21,600	(7)	2,030,400	(8)
	—		—		—	—	16,900	(7)	1,588,600	(9)
	—		—		—	—	16,300	(7)	1,532,200	(10)

Elizabeth J. Boland	5,355	(6)	3,570	(6)	$36.29	1/6/2021	25,700	(7)	2,415,800	(8)
	—		15,000	(6)	$63.19	1/15/2023	17,600	(7)	1,654,400	(9)
	—		—		—	—	17,000	(7)	1,598,000	(10)

Mary Lou Burke Afonso	8,506	(6)	10,112	(6)	$36.29	1/6/2021	7,100	(7)	667,400	(9)
	—		18,800	(6)	$47.35	1/12/2022	8,220	(7)	772,680	(10)
	—		32,250	(6)	$63.19	1/15/2023	—		—
	—		7,680	(6)	$69.14	2/24/2024	—		—

Mandy Berman	476	(4)	—		$12.00	5/2/2022	6,800	(7)	639,200	(8)
	3,660	(4)	—		$14.54	5/2/2022	3,175	(7)	298,450	(9)
	—		9,400	(6)	$47.35	1/12/2022	6,150	(7)	578,100	(10)
	—		28,050	(6)	$63.19	1/15/2023	—		—
	—		8,600	(6)	$69.14	2/24/2024	—		—

(1)	The exercise price of each stock option awarded prior to our initial public offering on January 25, 2013 was set at or above the fair market value of a share of our common stock on the grant date as determined by the Board, based in part on an independent third-party valuation report. The exercise price of stock options awarded on January 25, 2013 was the per share offering price in our initial public offering. The exercise price of stock options awarded subsequent to January 25, 2013 is the closing price of our common stock on the date of grant.
(2)	Stock options awarded prior to January 25, 2013 have a ten-year term and stock options awarded on or after January 25, 2013 have a seven-year term.
(3)	The market value of stock awards that have not vested is determined based on the closing price of our common stock on December 29, 2017, or $94.00 per share.
(4)	Stock options vest as to 40% of the stock options on the second anniversary of the date of grant, and 20% on each of the third, fourth, and fifth anniversary of the date of grant, generally subject to continued service with the Company through each applicable vesting date.
(5)	Stock options vest as to 100% of the stock options on the third anniversary of the date of grant, generally subject to continued service with the Company.
(6)	Stock options vest as to 60% of the stock options on the third anniversary of the date of grant, and 20% on each of the fourth and fifth anniversary of the date of grant, generally subject to continued service with the Company through each applicable vesting date.
(7)	Restricted stock vest as to 100% of the restricted stock on the earliest of the third anniversary of the date of grant, a change of control of the Company, and the termination of the participant’s employment by reason of death or disability (in the case of the first two vesting events, generally subject to continued service with the Company through the applicable vesting date).
(8)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $23.68 per share for restricted stock awards granted on January 12, 2015.
(9)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $31.60 per share for restricted stock awards granted on January 15, 2016.
(10)	The purchase price of restricted stock awards is equal to 50% of the fair market value of our common stock on the date of grant, or $34.57 per share for restricted stock awards granted on February 24, 2017.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options that were exercised by our named executive officers during fiscal 2017 and shares of restricted stock held by our named executive officers that vested during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
David H. Lissy	501,368(5)	28,346,187	48,000	3,403,680
Stephen H. Kramer	—	—	72,800	5,162,248
Elizabeth J. Boland	111,527	6,906,712	20,510	1,454,364
Mary Lou Burke Afonso	24,750	1,432,558	6,220	441,060
Mandy Berman	—	—	31,100	2,205,301

(1)	Each stock option was exercisable for one share of our common stock.
(2)	Represents the difference between the aggregate exercise price of the stock options and the fair market value of these shares at the time of exercise.
(3)	On January 6, 2017, shares of purchased restricted stock that were granted on January 6, 2014 vested. Each named executive officer elected to have withheld from the shares to be delivered on vesting a number of shares necessary to satisfy tax obligations. After such withholding, Mr. Lissy received 33,168 shares, Mr. Kramer received 49,285 shares, Ms. Boland received 15,302 shares, Ms. Burke Afonso received 4,632 shares and Ms. Berman received 22,184 shares.
(4)	Represents the fair market value of the underlying shares as of January 6, 2017 multiplied by the number of shares that vested. Under the Company’s Equity Choice Plan, executives who elect to receive purchased restricted stock awards pay 50% of the fair market value of the underlying shares on the grant date, and these respective purchase prices as of January 6, 2014 were $870,960 for Mr. Lissy, $1,320,956 for Mr. Kramer, $372,154 for Ms. Boland, $112,862 for Ms. Burke Afonso and $564,310 for Ms. Berman. These amounts are not accounted for in the above table.
(5)	On March 13, 2017, Mr. Lissy net settled 426,368 options, whereby the Company withheld 247,550 shares that would otherwise have been delivered upon the exercise of the options to satisfy his tax obligations and the exercise price. After satisfying these obligations, Mr. Lissy received 178,818 shares. On November 13, 2017, Mr. Lissy net settled 75,000 options whereby the Company withheld 45,362 shares that would otherwise have been delivered upon the exercise of the options to satisfy his tax obligations and the exercise price. After satisfying these obligations, Mr. Lissy received 29,638 shares.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the NQDC Plan as of December 31, 2017 for our named executive officers who elected to participate in the plan.

Name	Executive Contributions in 2017 ($)(1)	Company Contributions in 2017 ($)(1)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2017 ($)(2)
David H. Lissy	—	—	—	—	—
Stephen H. Kramer	61,800	2,500	40,540	—	262,096
Elizabeth J. Boland	—	—	13,811	—	107,176
Mary Lou Burke Afonso	—	—	—	—	—
Mandy Berman	55,620	2,500	31,433	—	215,971

(1)	Contributions are reported as compensation in the “Summary Compensation Table” consisting of (i) deferral of eligible compensation included in “Salary” (Mr. Kramer, $61,800 and Ms. Berman, $55,620) and (ii) matching contribution from the Company included in “All Other Compensation” (Mr. Kramer, $2,500 and Ms. Berman, $2,500).
(2)	The aggregate balance for our NQDC Plan includes executive deferrals for prior fiscal years. Such deferrals for individuals who were named executive officers for the fiscal years in which the deferrals were made were included as compensation for such individuals in the Summary Compensation Tables in prior proxy statements.

We offer the NQDC Plan to a select group of management or highly compensated employees as defined by the Employee Retirement Income and Security Act of 1974, as amended, including our named executive officers. Participants can defer up to 50% of their eligible compensation (including base salary, bonus and performance-based compensation) under the NQDC Plan. The Company also makes matching contributions, and this matching contribution for 2017 was 25% of a participant’s elective deferral, up to $2,500. Participants are fully vested in their elective deferrals, and Company matching contributions begin to vest 20% per year after two years of vesting service with us and fully vest after six years of vesting service with us. Aggregate earnings on account balances under this plan are determined based on the performance of the underlying investments available under the NQDC plan (generally similar fund categories as those available under our 401(k) plan) and selected by the individual participant. Participants can elect to receive distributions of their elective deferrals during or following employment and in a lump sum or in installment payments and may only take distributions of Company contributions following a separation from service with the form of payment selected by the participant.

Potential Payments Upon Termination or Change-in-Control

The following summaries and tables describe and quantify the potential payments and benefits that would have been provided to each of our named executive officers if a termination of employment or a change in control of the Company had occurred at the end of fiscal 2017 under our compensation plans and agreements.

Severance Agreements

The Company has severance agreements with each of Messrs. Lissy and Kramer and Mses. Boland, Berman and Burke Afonso that provide for certain payments and benefits upon a qualifying termination of the executive’s employment and/or a change of control.

Termination of Employment Without Cause or for Good Reason Within 24 Months Following a Change of Control (the “Protection Period”). If within 24 months after a change of control the executive’s employment is terminated by the Company for any reason other than for cause or death or disability or the executive terminates his or her employment for good reason (as such terms are defined in the respective agreements), the executive will be entitled to receive, in each case, (a) any accrued but unpaid base salary as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs, and (b) subject to the executive not breaching the non-competition, non-solicitation and non-hire provisions contained in the executive’s agreement, monthly severance pay for 24 months (or until such earlier date as the executive secures other employment) equal to 1/24th of the executive’s total base salary and cash bonus compensation for the prior two years of the executive’s employment. If the executive elects, in accordance with applicable federal law, to continue his or her participation in the Company’s health plans following termination of employment, the Company will pay the premiums for such participation for 24 months (or until such earlier date as the executive secures other employment). If the executive’s continued participation in the Company’s group health plans is not possible under the terms of those plans, the Company will instead arrange to provide the executive and his or her dependents substantially similar benefits upon comparable terms or pay the executive an amount in cash equal to the full cash value of such continued benefits.

Termination of Employment Without Cause or for Good Reason Without a Change of Control. If the Company terminates the executive’s employment without cause or the executive resigns for good reason, in addition to any accrued but unpaid base salary and other accrued benefits then due to the executive as of termination, the executive will be entitled to receive bi-weekly severance payments for 18 months in the case of Mr. Lissy and for one year in the case of Mses. Boland, Burke Afonso and Berman and Mr. Kramer at his or her then-base salary rate and a prorated portion of other accrued benefits due and any bonus payable for the fiscal year in which the termination occurs.

Termination of Employment Due to Death or Disability. If the executive’s employment terminates due to death or due to the executive becoming disabled, the executive will be entitled to receive accrued but unpaid base salary and other accrued benefits then due to the executive as of termination and a prorated portion of any bonus payable for the fiscal year in which the termination occurs. Pursuant to the restricted stock agreements, restricted stock will vest as to 100% of the restricted stock on a termination of the executive officer’s employment by reason of death or disability.

Other Termination of Employment. If the executive’s employment is terminated by the Company for cause or the executive voluntarily resigns without good reason, the executive will only be entitled to receive accrued but unpaid base salary and any other accrued benefits then due to the executive as of termination.

Change of Control. Pursuant to the severance agreements, immediately prior to a change of control, all unvested options then held by the executive will vest in full. Pursuant to the restricted stock agreements, restricted stock will vest as to 100% of the restricted stock on a change of control.

Restrictive Covenants. Under the terms of their respective severance agreements, each of our named executive officers has agreed to confidentiality obligations during and after employment and to non-competition, non-solicitation, and non-hire obligations for up to 24 months following a termination of his or her employment by the Company without cause or a good reason resignation by the executive.

The executive’s right to receive severance pay and benefits described above is subject to his or her execution of an effective release of claims in favor of the Company.

The following table summarizes the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change of control, assuming that each named executive officer’s termination of employment or a change of control of the Company occurred on December 29, 2017 (the last business day of our fiscal year). In the case of a termination of employment by the Company without cause or by the executive for good reason, severance amounts and benefits have been calculated assuming that the termination occurred within and outside the 24-month Protection Period described above. If a termination of employment had occurred on this date, severance payments and benefits would have been determined under the executive officer’s severance agreement, as in effect on such date and as described above. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

	Termination of Employment Without Cause/ for Good Reason and Change of Control				Termination of Employment Without Cause/for Good Reason and No Change of Control		Termination of Employment Due to Death or Disability		Change of Control
Name	Pro- Rata Bonus ($)	Salary and Bonus Continuation ($)	Medical Benefits Continuation ($)(1)	Accelerated Vesting of Equity Awards ($)(2)(3)	Pro- Rata Bonus ($)	Salary Continuation ($)	Pro-Rata Bonus ($)	Accelerated Vesting of Equity Awards ($)(3)(4)	Accelerated Vesting of Equity Awards ($)(2)(3)
David H. Lissy	444,697	1,644,631	106,952	7,122,244	444,697	594,913	444,697	6,429,019	7,122,244
Stephen H. Kramer	277,173	1,146,873	106,952	3,542,374	277,173	309,000	277,173	3,542,374	3,542,374
Elizabeth J. Boland	216,864	1,056,161	37,096	4,584,165	216,864	322,355	216,864	3,915,991	4,584,165
Mary Lou Burke Afonso	258,695	1,070,415	106,952	3,576,721	258,695	288,400	258,695	931,590	3,576,721
Mandy Berman	187,092	911,164	—	2,558,367	187,092	278,100	187,092	1,041,840	2,558,367

(1)	Based on the cost of health premiums in effect for the fiscal 2018.
(2)	Equity awards include unvested stock option awards and restricted stock awards. The amount associated with option awards is calculated by multiplying the number of unvested stock option awards by the difference between the exercise price of the stock options and $94.00, which was the closing stock price on December 29, 2017.
(3)	The amount associated with restricted stock awards is calculated by multiplying the number of restricted stock awards by the difference between $94.00 and the initial purchase price of the restricted stock awards. The purchase price of restricted stock awards granted on January 12, 2015 is equal to 50% of the fair market value of our common stock on the date of grant, or $23.68 per share. The purchase price of restricted stock awards granted on January 16, 2016 is equal to 50% of the fair market value of our common stock on the date of grant, or $31.60 per share. The purchase price of restricted stock awards granted on February 24, 2017 is equal to 50% of the fair market value of our common stock on the date of grant, or $34.57 per share. Pursuant to the restricted stock agreements, restricted stock will vest as to 100% of the restricted stock on the earliest of the third anniversary of the grant date, a change of control and the termination of the executive officer’s employment by reason of death or disability (in the case of the first two vesting events, generally subject to continued service with the Company through the applicable vesting date).
(4)	Includes restricted stock awards only. Option awards do not accelerate on termination of employment by reason of death or disability.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of David H. Lissy, our Chief Executive Officer, to the median of the annual total compensation of all employees (other than our Chief Executive Officer). For the year ended December 31, 2017:

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, was $1,822,308; and

•	the median of the annual total compensation of all employees (other than our Chief Executive Officer) was $22,883 (calculated in the same manner as under the Summary Compensation Table).

Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee (other than our Chief Executive Officer) is estimated to be 80:1.

We determined the median employee as of December 31, 2017. As of December 31, 2017, our employee population consisted of 31,382 employees, including full-time, part-time, temporary and seasonal employees and all employees added by acquisitions in 2017. Of our total employee population, 20,804 were located in the U.S. (including Puerto Rico), 9,217 were located in the United Kingdom, 1,214 were located in the Netherlands, 92 were located in India, and 55 were located in Canada. As permitted by SEC rules, we excluded all of our employees located in the Netherlands, India, and Canada who, in the aggregate, represented 4.34% of our total employee population on December 31, 2017. As a result, for purposes of the pay ratio calculation, our employee population consisted of 30,020 employees.

We utilized 2017 gross cash compensation as our consistently applied compensation measure to identify the median employee within the above employee population. We defined gross cash compensation as base salary/wages (including overtime pay), bonuses, cash incentives and allowances paid in 2017. We excluded the value of stock-based compensation because we do not widely distribute equity awards to employees. For employees working outside the United States, we converted employee compensation to U.S. dollars using the average exchange rates for fiscal 2017. We annualized the compensation of employees who were new hires or re-hires in 2017 and who did not work for us for the entire calendar year.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our records and the methodology described above. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Bright Horizons.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Company is providing its shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers (“say-on-pay”). The Compensation Discussion and Analysis included in this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2017.

At our 2017 annual meeting, the advisory vote on executive compensation received approximately 98.4% support from shareholders, demonstrating overwhelming support of the Company’s executive compensation program. In 2015, we asked shareholders to vote on the frequency of our say-on-pay vote and shareholders recommended, on an advisory basis, that future advisory votes on the compensation of the Company’s named executive officers be held annually. We intend to hold the next advisory vote to approve the compensation of our named executive officers at our 2019 annual meeting of shareholders. As described in detail in the Compensation Discussion and Analysis, our compensation philosophy is to provide appropriate competitive compensation opportunities to our executives with actual pay partially dependent on the achievement of Company performance targets and individual performance objectives in support of our business strategy and creation of long-term shareholder value. We have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	tie compensation to the achievement of company performance goals;

•	reward individual performance and contribution to our success over the short- and long-term; and

•	align the interests of our executive officers with those of our shareholders through delivering a significant part of our compensation program in the form of equity-based awards.

In addition, as we described in the Compensation Discussion and Analysis and elsewhere in this Proxy Statement, in approving the 2017 compensation for our named executive officers, the Compensation Committee considered the financial performance of the Company and awarded bonuses commensurate with Company performance. In addition, the Company employs a number of compensation and governance practices including (1) majority voting, (2) a clawback policy, (3) caps on annual bonuses tied to Company performance, and (4) stock ownership guidelines for directors, our Chief Executive Officer and other named executive officers.

For the reasons outlined above, the Board is asking shareholders to support this proposal. Although this vote is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of the compensation paid to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the approval with respect to the advisory vote on executive compensation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 AND THE APPROVAL,   ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee is responsible for overseeing the quality and integrity of Bright Horizons’ financial statements and financial reporting process and providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, system of internal controls, ethical compliance and risk oversight and management. The Audit Committee’s scope of responsibilities and functions are described in the “Board of Directors Meetings and Committees of the Board” section of this Proxy Statement. The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee, a copy of which is available on the Company’s website, www.brighthorizons.com, in the Investor Relations section under “Corporate Governance.”

The Audit Committee is composed of three directors, Lawrence M. Alleva, E. Townes Duncan, and Cathy E. Minehan, each of whom the Board has determined is independent in accordance with the rules of the SEC and the NYSE and are independent of management. All members are “financially literate” as that term is defined by the listing standards of the NYSE and the Board has determined that both Mr. Alleva and Ms. Minehan are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee engaged Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the period ending December 31, 2017. This appointment of Deloitte was ratified by the shareholders of the Company at the 2017 Annual Meeting. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor and, at least annually, the Audit Committee reviews and evaluates the performance of the Company’s independent auditors and determines whether to engage the current auditor or another audit firm. Additionally, the Audit Committee is directly involved in selecting the lead engagement audit partner to ensure that the lead engagement partner is appropriately qualified to lead the Bright Horizons audit. Under the SEC rules, the lead engagement audit partner is required to rotate every five years and a new lead audit partner has been appointed for 2018. Deloitte has been the Company’s independent registered public accounting firm since 2005.

Company management has primary responsibility for Bright Horizons’ financial statements and the overall financial reporting process, including the Company’s system of internal controls and evaluating the effectiveness of internal control over financial reporting. Deloitte is responsible for (i) performing an audit of the annual financial statements, (ii) expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Bright Horizons in conformity with generally accepted accounting principles and on the effectiveness of Bright Horizons’ internal control over financial reporting, and (iii) issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its duties, the Audit Committee met nine times during fiscal 2017 and regularly met in executive sessions after each committee meeting. The Audit Committee also regularly meets with each of Deloitte, management and representatives of internal audit.

The Audit Committee met with management of the Company and Deloitte and reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 as well as quarterly consolidated financial statements and discussed and reviewed with management the Company’s earnings press releases. The Audit Committee discussed with Deloitte the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. The Audit Committee also discussed with management and Deloitte the significant accounting estimates utilized by the Company, the reasonableness of significant judgments, new accounting developments and pronouncements, and the clarity of disclosures in the financial statements. Management has represented to the Audit Committee that the audited financial statements for the year ended December 31, 2017 were prepared in accordance with generally accepted accounting principles and Deloitte audited and expressed an unqualified opinion on the financial statements.

Regularly throughout fiscal year 2017, the Audit Committee reviewed and discussed with internal audit and Deloitte, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective audit examinations and the overall quality of the Company’s financial reporting. Management has provided the Audit Committee with its assessment on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed management’s assessment and Deloitte’s report on the effectiveness of Bright Horizons’ internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee also discussed the Company’s internal audit function’s organization, responsibilities, budget and staffing with management, the internal auditors and Deloitte. The Audit Committee reviewed with both Deloitte and the Company’s internal auditors each of their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

The Audit Committee received the written disclosures and the letter from Deloitte pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) regarding Deloitte’s communications with the Audit Committee concerning independence and any relationships between Deloitte and Bright Horizons and the potential effects of any disclosed relationships on Deloitte’s independence. The Audit Committee discussed with Deloitte its independence and any relationships with Deloitte that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Deloitte is compatible with independence. Based on these discussions, the Audit Committee is satisfied with Deloitte’s independence. The Audit Committee also received and reviewed a report prepared by Deloitte describing the firm’s internal quality control procedures and any material issues raised by the firm’s most recent internal quality-control review and peer review.

The Audit Committee discussed and reviewed with Deloitte the matters required to be communicated by Deloitte to the Audit Committee by Auditing Standards No. 1301, as amended, adopted by the PCAOB, Communication with Audit Committees and, with and without management present, discussed and reviewed the results of Deloitte’s examination of Bright Horizons’ financial statements.

Based on these reviews and discussions with management, the internal auditors and Deloitte referred to above, the Audit Committee recommended to the Board that Bright Horizons’ audited financial statements be included in its Annual Report on Form 10-K for fiscal 2017 for filing with the SEC. The Audit Committee also reviewed and evaluated the performance of Deloitte in 2017 (as further discussed in Proposal 3 of this Proxy Statement) and, as a result, appointed Deloitte as the independent registered public accounting firm for fiscal 2018, which is being presented to Bright Horizons’ shareholders for ratification.

Submitted by the Audit Committee,

Lawrence M. Alleva, Chair

E. Townes Duncan

Cathy E. Minehan

Audit and Other Fees

The aggregate fees that Bright Horizons paid for professional services rendered by Deloitte for the fiscal year ended December 31, 2017 (fiscal 2017) and the fiscal year ended December 31, 2016 (fiscal 2016) were:

	2017	2016
Audit Fees	$2,485,100	$2,491,940
Audit-Related Fees	—	—
Tax Fees	77,822	140,560
All Other Fees	—	—

Total	$2,562,922	$2,632,500

•	Audit Fees. Consist of professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, statutory audit services, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC, including the related consents and comfort letters issued to underwriters, with respect to fiscal 2017 and fiscal 2016.

•	Tax Fees. Consist of aggregate fees for professional services related to domestic and international tax advisory services, India-related tax returns and acquisition tax and structuring advice in fiscal 2017 and fiscal 2016.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. All of the fees and services described above were pre-approved by the Audit Committee. Our policies prohibit Bright Horizons from engaging Deloitte to provide any non-audit services prohibited by applicable SEC rules. In addition, we evaluate whether Bright Horizons’ use of Deloitte for permitted non-audit services is compatible with maintaining Deloitte’s independence and objectivity. After review of the non-audit services provided, we concluded that Deloitte’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. We are asking shareholders to ratify this appointment. Although shareholder ratification of Deloitte is not required by law, the Board believes it is a good corporate governance practice and advisable to provide shareholders an opportunity to ratify this appointment. In the event that shareholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte are expected to attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from our shareholders.

The Audit Committee is directly responsible for the appointment, compensation (including approval of audit fees), retention and oversight of the independent registered public accounting firm that audits the Company’s financial statements and its internal control over financial reporting. Deloitte has served as our independent auditor since 2005. The Audit Committee annually considers the independence, qualifications and performance of the independent auditor in deciding whether to re-appoint. In the course of these reviews, the Audit Committee considers, among other things, the length of time Deloitte has served as the Company’s independent auditor, Deloitte’s general reputation for adherence to professional auditing standards, historical and recent performance, recent PCAOB reports on Deloitte, management’s assessment of Deloitte’s performance, Deloitte’s staff and its global reach, and Deloitte’s capability, ability and expertise in handling the breadth and complexity of our operations. Such consideration also includes reviewing the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussing with Deloitte their independence.

Additionally, the Audit Committee periodically reviews and evaluates the performance of Deloitte’s lead audit partner and oversees the required rotation of Deloitte’s lead audit partner as required by law (and as further discussed in the Audit Committee Report). In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

We reviewed and evaluated the performance of Deloitte in fiscal 2017, and based on this evaluation, the Audit Committee believes that it is in the best interests of Bright Horizons and our shareholders to retain Deloitte as the independent registered public accounting firm for fiscal 2018, which is being presented to Bright Horizons’ shareholders for ratification.

Vote Required

The affirmative vote of a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify Deloitte’s appointment. Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

OTHER INFORMATION

Shareholder Proposals for the 2019 Annual Meeting

Our shareholders may submit a proposal to be considered for a vote at our 2019 annual meeting of shareholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our By-laws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2019 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 27, 2018. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472, Attn: Corporate Secretary.

In addition, a shareholder may nominate a director or present any other proposal at the 2019 annual meeting of shareholders by complying with the requirements set forth in Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our By-laws by providing written notice of the nomination or proposal to our Corporate Secretary no earlier than February 12, 2019 and no later than March 14, 2019. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our By-laws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our By-laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2017 is available without charge to each shareholder, upon written request to the Corporate Secretary at our principal executive offices at 200 Talcott Avenue South, Watertown, MA 02472 and is also available by clicking “SEC Filings” in the Investor Relations section of our website, www.brighthorizons.com.

Shareholder Account Maintenance

Our transfer agent is Equiniti Group plc. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Bright Horizons stock and similar issues, can be handled by calling EQ Shareowner Services toll-free at 800-468-9716 or by accessing Equiniti’s website at ShareownerOnline.com.

Householding of Proxy Materials

Like many other companies, brokers, banks, and nominee record holders, Bright Horizons participates in a practice commonly known as “householding,” where a single copy of the Notice, this Proxy Statement and the 2017 Annual Report on Form 10-K is sent to one address for the benefit of two or more shareholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for shareholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Corporate Secretary at Bright Horizons Family Solutions Inc., 200 Talcott Avenue South, Watertown, MA 02472 or call us at (617) 673-8000. If you are receiving multiple copies of the Notice, this Proxy Statement and the 2017 Annual Report on Form 10-K at your household and wish to receive only one, please notify your broker or contact our Corporate Secretary.

Other Matters

At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

Cost of Solicitation

We will bear the cost of solicitation of proxies. Our officers, directors and other employees may, without additional remuneration, assist in soliciting proxies by mail, telephone, e-mail and personal interview. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

DIRECTIONS TO THE ANNUAL MEETING

Bright Horizons Family Solutions Inc.

200 Talcott Avenue South

Watertown, MA 02472

From Logan Airport:

Start out going Northeast on Lower Terminal Road toward Terminals C D E. Stay straight to go onto Airport Exit. Take I-90 W/Mass Pike/Massachusetts Turnpike (Portions toll). Take Exit 17 toward Watertown. Turn slight Right onto Centre Street. Center Street becomes Galen Street. Turn slight Right onto US-20 East (North Beacon Street). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From Route 128/95 South or North:

Take Waltham/Rt. 20 exit and continue straight on Rt. 20 towards Waltham. Rt. 20 is also named Main Street in both Waltham and Watertown. Once you have arrived in Watertown, continue past the intersection of Rt. 16 (Mt. Auburn Street) until you reach the fork in the road. Bear to the left, following the green sign that reads “Central Square/Cambridge.” This road is Arsenal Street. Continue along Arsenal Street, past the VFW post. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

From the Mass Pike traveling westward:

Take exit 17 Newton/Watertown. Bear left onto Galen Street (at Watertown Square). Continue on Galen Street for 1/2 mile. At the five-way intersection, bear right onto North Beacon Street (do not take hard right onto Charles River Road). Continue for 100 yards, and then stay left at fork onto Arsenal Street and drive about 1 mile. The Arsenal on the Charles is on the right; the Talcott Avenue entrance is located across the street from Roma Tile and Grainger’s. Drive up past 100 Talcott Avenue to the 200 Talcott Avenue building and turn right to the South Entrance of Bright Horizons Family Solutions. Our entrance is the South entrance to the building.

Parking

There is parking either in front of the building or at the parking garage at the end of Kingsbury Avenue.

Building Entrance

Enter the building through the main lobby at the South entrance to the building.

VOTE BY INTERNET - www.proxyvote.com
BRIGHT HORIZONS FAMILY SOLUTIONS INC. 200 TALCOTT AVENUE SOUTH WATERTOWN, MA 02472	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 11, 2018 for shares held directly and up until 11:59 P.M. Eastern Time on June 7, 2018 for shares held in the Bright Horizons 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 11, 2018 for shares held directly and up until 11:59 P.M. Eastern Time on June 7, 2018 for shares held in the Bright Horizons 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43094-P05392                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

The Board of Directors recommends you vote FOR all the listed director nominees:

1.	Election of five directors, each for a term of three years:

	Nominees:	For	Against	Abstain

	1a. Julie Atkinson	☐	☐	☐

	1b. E. Townes Duncan	☐	☐	☐

	1c. Jordan Hitch	☐	☐	☐

	1d. Linda Mason	☐	☐	☐

	1e. Mary Ann Tocio	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.				☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.				☐	☐	☐

NOTE: To consider any other business properly brought before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Admission Ticket

Bright Horizons Family Solutions Inc.

2018 Annual Meeting of Shareholders

Tuesday, June 12, 2018

8:00 A.M. (Eastern Time)

200 Talcott Avenue South

Watertown, MA 02472

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com.

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E43095-P05392

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

Annual Meeting of Shareholders

June 12, 2018 8:00 A.M. (Eastern Time)

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen H. Kramer, Stephen I. Dreier and Elizabeth J. Boland, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRIGHT HORIZONS FAMILY SOLUTIONS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 200 Talcott Avenue South, Watertown, Massachusetts 02472, on Tuesday, June 12, 2018, at 8:00 A.M. (Eastern Time), and any adjournment or postponement thereof. Shareholders of record at the close of business on April 18, 2018 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

If the undersigned is a participant in the Bright Horizons 401(k) Plan and has common stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of common stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the recommendations of the Board of Directors) at the Annual Meeting and at any adjournment or postponement thereof. If a ballot is not received by the trustee, the trustee will vote all such shares of stock at the Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies are hereby authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the election of all director nominees and FOR proposals 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side